UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
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POTLATCHDELTIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POTLATCHDELTIC CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2021

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

March 30, 2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PotlatchDeltic Corporation will be held online in a virtual-only meeting format on Monday, May 3, 2021, at 9:00 a.m. Pacific Daylight Time. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees and stockholders, we are providing our stockholders with the opportunity to participate in the Annual Meeting online. Stockholders will be able to listen, vote and submit questions from their home or from any remote location that has Internet connectivity. Stockholders may participate online by logging in at www.virtualshareholdermeeting.com/PCH2021. Stockholders will not be able to attend the meeting in person.

We are holding this meeting to:

•	elect the three director nominees named in the proxy statement to PotlatchDeltic Corporation's Board of Directors;
•	ratify the appointment of KPMG LLP as our independent auditors for 2021;
•	approve, by an advisory vote, named executive officer compensation; and
•	transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 12, 2021 as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement.

Your vote is important, so please vote your shares promptly. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the sections titled “Annual Meeting Information - Voting” and “Instructions for the Virtual Annual Meeting” of the accompanying proxy statement.

By Order of the Board of Directors,

Michele L. Tyler

Vice President, General Counsel & Corporate

Secretary

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201-0603	WWW.POTLATCHDELTIC.COM

Important Notice Regarding the Availability of Proxy Materials for
the Company's Annual Meeting of Stockholders on May 3, 2021

The Annual Meeting on May 3, 2021 at 9:00 a.m. Pacific Daylight Time is available at www.virtualshareholdermeeting.com/PCH2021.

The PotlatchDeltic Corporation Proxy Statement and 2020 Annual Report to Stockholders
are available online at www.proxyvote.com and www.potlatchdeltic.com

ANNUAL MEETING INFORMATION

This proxy statement and the enclosed proxy card are being furnished to stockholders of PotlatchDeltic Corporation in connection with the solicitation of proxies by our Board of Directors for use at the 2021 Annual Meeting of Stockholders, which is described below. We expect to mail this proxy statement, the Notice of Meeting, and the form of proxy enclosed, on or about March 30, 2021.

Date, time and place of the meeting

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be held online in a virtual-only meeting format on Monday, May 3, 2021, at 9:00 a.m. Pacific Daylight Time. There will be no physical meeting location.

If you plan to participate in the virtual Annual Meeting, please see the section entitled “Instructions for the Virtual Annual Meeting.” We have worked to offer the same participation opportunities as would be provided at an in-person meeting. Stockholders will be able to listen, vote and submit questions from their home or from any remote location that has Internet connectivity. Stockholders may participate online by logging in at www.virtualshareholdermeeting.com/PCH2021. A replay of the webcast will be available on the Investor Relations page of our website at www.potlatchdeltic.com until May 3, 2022.

A list of the names of stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting at PotlatchDeltic Corporation, Office of the Corporate Secretary, 601 West First Avenue, Suite 1600, Spokane, WA  99201-0603. In addition, the list will be available during the entire time of the Annual Meeting on the virtual annual meeting website at www.virtualshareholdermeeting.com/PCH2021. As always, we encourage you to vote your shares prior to the Annual Meeting.

The purpose of the meeting is to vote upon three proposals. These proposals and the vote required for approval of each proposal are as follows:

Election of Directors. The first proposal requests the election of the three director nominees named in this proxy statement to our Board. Because this is an uncontested election, the affirmative vote of a majority of the common stock present virtually or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director.

Independent Auditor. The second proposal requests the ratification of the appointment of KPMG LLP as our independent auditors for 2021. The affirmative vote of a majority of the common stock present virtually or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent auditors.

Executive Compensation. The third proposal requests a non-binding, advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the common stock present virtually or by proxy at the Annual Meeting and entitled to vote is required to approve, by an advisory vote, named executive officer compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes (described below under the heading Shares held in “street” or “nominee” name) will not be counted in determining the number of votes necessary for approval.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote

FOR each director nominee

FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2021

FOR advisory approval of our named executive officer compensation

Who may vote

Stockholders who owned common stock at the close of business on March 12, 2021, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Quorum

On March 12, 2021, the record date, we had 67,042,259 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares outstanding on the record date are present either virtually or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Proxy solicitation

Certain of our directors, officers and employees and our proxy solicitor, Broadridge Financial Solutions, Inc. (Broadridge), also may solicit proxies on our behalf by mail, phone, fax, email or in person. We will bear the cost of the solicitation of proxies, including Broadridge's fee of $49,000 plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of PotlatchDeltic stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of votes—Inspector of Election

We will act as the inspector of election at the Annual Meeting.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly with PotlatchDeltic (in your name):

•

Via Internet. Go to www.proxyvote.com and follow the instructions for voting before the Annual Meeting date. You may also vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PCH2021 and following the instructions. (See the section titled “Instructions for the Virtual Annual Meeting” in this proxy statement.) You will need to enter your Control Number by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone. Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter your Control Number by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing. If you received printed proxy materials in the mail and wish to vote by mail, complete, sign and date your proxy card, and return it in the postage paid envelope that was provided to you to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

Shares held in a PotlatchDeltic 401(k) Savings Plan (through Empower):

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Via Internet. If you own shares of PotlatchDeltic Corporation as a participant in the PotlatchDeltic Hourly 401(k) Plan or the PotlatchDeltic Salaried 401(k) Plan, go to www.proxyvote.com and follow the instructions. You will need to enter your Control Number printed on the voting instruction form you received.

•	By Telephone. Call toll free 1-800-690-6903 and follow the instructions. You will need to enter your Control Number printed on the voting instruction form you received.
•

In Writing. Complete, sign, and date the proxy card that was mailed to you, and return it in the envelope that was provided to you to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

IMPORTANT NOTE TO 401(k) SAVINGS PLANS PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on April 28, 2021 in order to tabulate the voting instructions of 401(k) Savings Plans participants who have voted and communicate those instructions to the 401(k) Savings Plans trustee, who will ultimately vote your shares. If you do not provide voting instructions, the trustee will vote your 401(k) Plan shares in the same proportion as the 401(k) Plan shares of other participants for which the trustee has received proper voting instructions.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

•

You may receive a separate voting instruction form with this proxy statement from your bank, broker or nominee, or you may need to contact your bank, broker or nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote online during the Annual Meeting, go to www.virtualshareholdermeeting.com/PCH2021 and follow the instructions. See “Instructions for the Virtual Annual Meeting” in this proxy statement. You will need to enter your Control Number. If you do not have a Control Number, please contact your bank, broker or nominee. If you are the beneficial owner of shares held in “street name” by a broker, then the broker must vote those shares in accordance with your instructions. If you do not give specific voting instructions to the broker, under Nasdaq rules your broker cannot vote your shares on “non-discretionary” items. On “non-discretionary” items for which you do not give voting instructions, the votes will be considered “broker non-votes.”

•

The election of directors is a “non-discretionary” item. This means that the election of directors may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

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The advisory vote to approve executive compensation is also a “non-discretionary” item and may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

•

The ratification of the appointment of KPMG LLP as our independent auditors for 2021 is a “discretionary” item. This means that this proposal may be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

If you return your proxy card by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR the election of the three nominees for director named in this proxy statement, FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2021, and FOR advisory approval of our executive compensation. If you have any questions or need assistance in voting your shares, please contact Broadridge toll-free at 1-800-690-6903.

Revoking your proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy by voting online during the Annual Meeting. Online attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If your shares are held in a PotlatchDeltic 401(k) Savings Plan (through Empower), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If you are a stockholder whose shares are held in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Annual Meeting attendance

We cordially invite and encourage all of our stockholders to attend the Annual Meeting online. (See “Instructions for the Virtual Annual Meeting” in this proxy statement.) Persons without a Control Number and persons who are not stockholders may attend the Annual Meeting as guests, but they will not have the option to vote shares, ask questions or examine our list of stockholders of record.

Other matters presented at the Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting. If other matters are presented, the individuals named as proxies on the enclosed proxy card will have discretionary authority to vote your shares on such matters.

PROPOSAL 1 – ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated unanimously by our Board of Directors at the recommendation of our Nominating and Corporate Governance Committee in accordance with the Committee’s Director Nomination Policy and our Corporate Governance Guidelines.

The individuals named as proxies on the enclosed proxy card will vote FOR the election of all nominees unless you direct them to vote against any nominee or abstain from voting for any nominee. Messrs. Driscoll and Leland and Ms. Sullivan are now members of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at the Annual Meeting for a Term Expiring in 2024:

William L. Driscoll

Age 58, a director since January 2004

D. Mark Leland

Age 59, a director since February 2018

Lenore M. Sullivan

Age 63, a director since February 2018

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees for director listed in Proposal 1.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. The Board of Directors is authorized to fix the number of directors within the range of 7 to 15 members, and has fixed the number at 9. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors until the 2024 Annual Meeting. See “Proposal 1—Election of Directors.” Our Bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our directors who will be continuing directors as of the date of this proxy statement, the year each of them became a director, their principal occupation or employment for at least the past five years, and certain of their other directorships. In addition, set forth below for each director is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company. If you do not select a voting preference, the persons named as proxies in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director.

Two of our nine directors (22%) are females, and no directors identified racial or ethnic diversity.

The Reverend Dr. Christoph Keller, III retired from the Board effective May 4, 2020, and Gregory L. Quesnel retired from the Board effective December 31, 2020. The company and the Board express their deepest gratitude to Reverend Keller for his more than two years of dedicated service, following his distinguished service on the board of Deltic Timber Corporation prior to its merger with the company, and to Mr. Quesnel for his more than twenty years of dedicated service.

Nominees for Election at this Meeting for a Term Expiring in 2024 (Class I)

William L. Driscoll (age 58) has been a director since January 2004. He is currently a partner with Lincoln Park Partners, a private commercial real estate and management company and serves as President of the Tacoma Venture Fund, LLC, a seed stage venture fund focused on the Pacific Northwest. Mr. Driscoll was a partner with Pointe Group Management Company, a private commercial real estate and management company from 2007 until it was sold to Colliers International in 2015. Mr. Driscoll has served on the board of Topia Technology, a data security company, since 2013 and as Chairman of Clearwater Management Company, a registered investment adviser, since June 2016.

Mr. Driscoll has extensive experience with evaluating, establishing and managing major commercial relationships such as joint ventures, with particular skills in real estate and commercial property management. In addition, Mr. Driscoll has strong strategic planning and financial analysis skills, including global purchase and supply chain management skills. He also has experience operating in the domestic and international forest and wood products industries.

D. Mark Leland (age 59) has been a director since February 20, 2018, the date of the merger of Deltic Timber Corporation (“Deltic”) with our wholly owned subsidiary (“Deltic Merger”). Mr. Leland had been a director of Deltic since June 2016 and served as Deltic’s Interim President and Chief Executive Officer from October 10, 2016 through March 8, 2017. Mr. Leland has served on the board of directors of Equitrans Midstream Corporation, a natural gas company since January 2020. Mr. Leland served on the board of directors of the general partner of Rice Midstream Partners, a publicly traded energy company from December 2014 until it was acquired by EQM Midstream Partners in July 2018. Mr. Leland served on the board of directors of Kayne Anderson Acquisition Corp., a publicly traded blank check company from March 2017 until it was merged into Altus Midstream Company, a publicly traded Permian-to-Gulf Coast midstream company in November 2018, and he has served on the Board of Altus Midstream since the merger. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. a publicly traded tank storage company from June 2012 until its merger with Enterprise Products in February 2015 and on the board of directors of KiOR, Inc., a publicly traded renewable fuels company from 2013 to 2015. Mr. Leland served as Executive Vice President and Chief Financial Officer of El Paso Corporation, a natural gas and energy company formerly traded on NYSE from 2005 to 2009, as President of El Paso’s midstream business unit from 2009 to 2012, and as Director of El Paso Pipeline Partners, L.P. from its formation in 2007 to 2012. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso Corporation from 2005 to 2009.  He served as Executive Vice President and Chief Financial Officer of El Paso Exploration & Production Company from 2004 to 2005.  Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. for 2003, and as Senior Vice President and Controller from 2000 to 2003.

Mr. Leland’s extensive executive, operational, and financial experience including his certifications as an Internal Auditor and Management Accountant, as well as his prior service as Deltic’s Interim President and CEO and his experience on the boards of directors of several publicly traded companies, provides invaluable insight to the Board in its oversight of the company’s assets and operations.

Lenore M. Sullivan (age 63) has been a director since February 20, 2018, the date of the Deltic Merger. Ms. Sullivan had been director of Deltic since June 2015. Ms. Sullivan is a retired partner from Perella Weinberg Partners where she served as portfolio manager for the firm’s Agility Real Return Asset Fund from 2007 to 2009. She served on the Investment Advisory Committee of the Employee Retirement System of Texas from 2010 to 2019 and previously served as the Associate Director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 to 2007. From 2000 to 2002, she was Vice President of Hunt Private Equity Group, Inc. and from 1992 to 2000 she was President and co-owner of Stonegate Advisors, a private equity firm. From 1995 to 1996, Ms. Sullivan was Chief Financial Officer of Canizaro Interests and from 1990 to 1992 she was Vice President, Treasurer and acting Chief Financial Officer of Wyndham Hotel Group. Ms. Sullivan holds a Master of Business Administration from Harvard University. Ms. Sullivan served on the board of HFF, Inc., a publicly traded real estate financial services company from 2007 until it was acquired by Jones Lang LaSalle Incorporated in June 2019.  She has served on the boards of RREEF America II REIT, a privately held REIT since 2015 and RREEF’s Core Plus Industrial Fund since 2017. Ms. Sullivan served on the board of Parkway Properties, Inc., a formerly publicly traded REIT from 2003 until 2011.

Ms. Sullivan’s extensive knowledge of real estate, financing and related capital markets as well as her corporate financial experience in analyzing and evaluating financial statements and her executive experience supplements the Board’s extensive collective expertise in these areas. Ms. Sullivan’s service on the board of other publicly traded companies has provided her with additional corporate governance and oversight experience.

Directors Continuing in Office until 2023 (Class III)

Linda M. Breard (age 51) has been a director since October 2015. Ms. Breard had been a consultant with Impinj, a publicly traded technology company, from March 2018 through December 2020. She served as CFO Consultant/Interim CFO of Impinj until a new CFO was hired, effective February 17, 2020, after which she transitioned to a new role as Strategic Consultant to the CEO, where she had continued responsibility for human resources, IT and facilities and worldwide operations through the end of 2020. From February to July 2017, Ms. Breard served as Executive Vice President and Chief Financial Officer of Kaiser Permanente Washington, which provides health insurance and medical care. Previously, Ms. Breard served as Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization, from February 2016 until it was acquired by Kaiser Permanente in February 2017. Prior to that, Ms. Breard, a certified public accountant, served as Chief Financial Officer of Quantum Corporation, a publicly traded data storage company, from 2011 to 2016. Ms. Breard joined Quantum in 2006 when Quantum acquired Advanced Digital Information Corporation, a publicly traded data storage company, where she held a Vice President role. Ms. Breard also served as Senior Vice President of Finance, IT and Facilities at Quantum from 2009 to 2016, and as Senior Vice President of Human Resources and Corporate Communications from 2012 to 2016. Ms. Breard has served as a director of Insight Enterprises, Inc., a publicly traded Fortune 500 global technology company since February 2018, where she serves on the audit and compensation committees.

Through her service as Chief Financial Officer of various publicly traded companies and major health care organizations over the past decade, Ms. Breard has substantial capital markets and financial reporting expertise as well as an understanding of internal controls. She also has significant oversight and executive-level management experience having been responsible for IT, facilities, human resources, corporate communications, operations and supply chain management in addition to her Chief Financial Officer responsibilities.

Eric J. Cremers (age 57) has been a director since March 2013 and our President and Chief Executive Officer since January 2021.  Mr. Cremers also served as President and Chief Operating Officer from March 2013 through December 2020, Chief Financial Officer from March 2013 through August 2013, and Executive Vice President and Chief Financial Officer from February 2012 to March 2013. Mr. Cremers joined the company in 2007 as Vice President and Chief Financial Officer.

Mr. Cremers has strong strategic planning and financial analysis skills, including evaluating investment opportunities and mergers and acquisitions. He also has experience operating in the domestic forest and wood products industries. As our President and Chief Executive Officer, former President and Chief Operating Officer, and former Chief Financial Officer, Mr. Cremers has a deep understanding of all aspects of our business and operations. In addition, Mr. Cremers has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status.

Lawrence S. Peiros (age 65) has been a director since February 2003. From 1981 until 2013, Mr. Peiros was employed by The Clorox Company, a publicly traded global consumer packaged goods company.  He served as Executive Vice President and Chief Operating Officer of Clorox from 2007 until his retirement in 2013. Previously, he served as Group Vice President of Clorox, a position he held from 1999 to 2007. Mr. Peiros served as a director of Annie’s, Inc., a publicly traded natural food company from 2013 until it was acquired by General Mills in 2014.  He also served as a director of Ross Stores, Inc., a publicly traded clothing retailer, from 2013 to 2019. In 2018, he was appointed as a director of Once Upon A Farm, an organic, fresh food start-up.

Mr. Peiros is a seasoned business leader with significant experience in global business operations, marketing, sales, product supply, and research and development.  As a senior executive at a major consumer products company, Mr. Peiros regularly interacted with the investment community and held leadership roles in industry associations. Mr. Peiros' service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.

Directors Continuing in Office until 2022 (Class II)

Michael J. Covey (age 63) has been a director since February 2006. Mr. Covey also served as our Chief Executive Officer from February 2006 through December 2020 and as President and Chief Executive Officer from February 2006 to March 2013. Mr. Covey has also been Chairperson of the Board since January 2007, and continued as Executive Chairperson of the Board since January 2021. Prior to joining PotlatchDeltic in 2006, he was employed for 23 years by Plum Creek Timber Company, Inc., a REIT formerly traded on NYSE until it was acquired by Weyerhaeuser Company in 2016, where he served as Executive Vice President from 2001 until shortly before joining PotlatchDeltic in 2006. Mr. Covey served as a director of Esterline Corporation, a publicly traded aerospace manufacturing company from May 2017 until March 2019, when it was acquired by TransDigm Group, Inc.

As our former Chief Executive Officer, Mr. Covey has a deep understanding of all aspects of our business and operations. Mr. Covey has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in financial and operational management of timberlands and wood products and other manufacturing facilities. In addition, Mr. Covey has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status. We believe Mr. Covey’s deep knowledge of our industry, his deep understanding of our business and operations and his experience serving on another public company’s board enable him to facilitate the Board’s oversight role.

Charles P. Grenier (age 71) has been a director since May 2013. Mr. Grenier retired in 2000 from Plum Creek Timber Company, Inc., a REIT formerly traded on NYSE until it was acquired by Weyerhaeuser Company in February 2016. Mr. Grenier served as Executive Vice President of Plum Creek from 1994 to 2000, as a director from 1995 to 2000, as Vice President, Rocky Mountain Region from 1989 to 1994, and Vice President of Manufacturing from 1986 to 1989. He served as a director of the IX Ranch Company, a large, privately held cattle ranch in Big Sandy, Montana from 2002 to 2011, as a director of Winter Sports, Inc., dba The Big Mountain Resort, formerly a publicly traded company, from 1998 to 2005, and from 2003 to 2009 as a director and member of the audit committee of Semitool, Inc., a manufacturer of tools for the production of electronic chips, formerly traded on Nasdaq until it was acquired by Applied Materials, Inc. in 2010.

Having served for over ten years as a member of the board of directors of publicly traded timber REITs, six years as Executive Vice President and eight years as Vice President, of a large, publicly traded timber REIT, Mr. Grenier has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in publicly traded REITs, as well as financial and operational management of timberlands, wood products and other manufacturing facilities. We believe Mr. Grenier's deep knowledge of our industry and his deep understanding of our business and operations contribute greatly to our Board's oversight of the company. Mr. Grenier's service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.

Mr. Grenier will serve as a director until his mandatory retirement on December 31, 2021 pursuant to Article IV, Section 2 of the Company’s Bylaws after he reaches the mandatory retirement age of 72.

R. Hunter Pierson, Jr. (age 69) has been a director since February 20, 2018, the date of the Deltic Merger. Mr. Pierson had been a member of the Deltic board of directors since December 1999 and, as a result, is intimately familiar with Deltic’s history and operations since its spin-off from Murphy Oil Corporation. Following ten years as a commercial lending officer serving large private and public companies at First National Bank of Commerce, which is now JPMorgan Chase, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development, and securities. Mr. Pierson has served on the Board of Tulane University since September 2009.

Mr. Pierson’s career in banking, which included analyzing financial statements and analyzing credit risks, as well as his investment experience in timberlands and commercial real estate development, provide a broad base of relevant financial and operations experience to our Board. Mr. Pierson’s knowledge of Deltic acquired through years of service to the company provides invaluable insight to the Board in its oversight of the company’s assets and operations.

CORPORATE GOVERNANCE

PotlatchDeltic Corporation is committed to sound principles of corporate governance and high ethical standards. Our Board reevaluates our policies on an ongoing basis to ensure they address our company’s needs. Information is provided below regarding certain key corporate governance and ethics policies and practices which we believe enable us to manage our business in accordance with sound principles of corporate governance and high ethical standards and in the best interests of our stockholders. Our corporate governance documents and policies may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then selecting the appropriate link. You may also obtain a printed copy of any of the materials referred to below by contacting us at the following address:

PotlatchDeltic Corporation

Attention: Corporate Secretary

601 West First Ave., Suite 1600

Spokane, Washington 99201

Telephone: (509) 835-1500

Corporate Governance Guidelines; Corporate Conduct and Ethics Code

Our Board of Directors and management operate within our comprehensive plan of corporate governance that defines our Board’s and executives’ responsibilities, sets high standards for their professional and personal conduct and provides for monitoring of their compliance with those responsibilities and other legal standards. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. In addition, all committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Corporate Conduct and Ethics Code, or Ethics Code, which provides ethical standards and policies that apply to all of our directors, officers and employees. Our Ethics Code requires that our directors, officers and employees avoid conflicts of interest, comply with laws and other legal requirements, conduct business honestly and ethically, provide full and accurate reporting to us and otherwise act with integrity and in our best interests. We have also established procedures so that complaints regarding our accounting and auditing matters, conflicts of interests, securities law compliance and other matters can be submitted confidentially and anonymously. See “Communications with Directors” below.

The Ethics Code and the Governance Guidelines may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then selecting the appropriate link.

Majority Voting in Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present virtually or by proxy and entitled to vote for the election of directors. As provided in our Bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation. If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Corporate Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Nominees for Director

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies if they occur. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their ability to act on behalf of all stockholders and their character, judgment, diversity of experience and business acumen. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our Board members are independent under Nasdaq rules, as required by our Governance Guidelines, and that at least one Board member meets the criteria for an “audit committee financial expert” under Securities and Exchange Commission, or SEC, rules.

The Nominating Committee periodically consults with the Board to establish, modify and affirm a specific set of skills, professional or business experience and attributes that should be represented on the Board of Directors and recommends to the Board any changes deemed appropriate by the Committee. Annually, in connection with the Board and committee performance evaluation, and when retirements or other changes are expected to occur, the Nominating Committee reviews a written matrix that illustrates these desired qualities and matches them with individual members of the Board to assess how well these qualities are currently represented on the Board or if there are any gaps. From time to time, when the Nominating Committee concludes that one or more gaps exist, it will seek to find a director candidate who would bring the desired trait to the Board. This process led to the election of two new board members during the five years preceding the Deltic Merger.

Currently, the Committee's director skill matrix sets forth the following desired backgrounds that should be represented on the Board by at least one director:

•	active or retired publicly traded company chief executive officer or other officer;
•	member of boards of directors of other public companies;
•	forest products industry experience;
•	real estate investment and development experience;
•	management and business strategy expertise;
•	capital markets experience;
•	human resource, compensation and benefits experience; and
•	financial reporting and audit experience.

In addition to seeking highly qualified and dedicated directors, the Board recognizes the value in diversity and endeavors to assemble a Board with diverse backgrounds, skills, professional experience, perspectives, age, race and gender. Accordingly, the Board is committed to actively seeking out diverse candidates, including women and individuals from minority groups, to include in the pool from which new director nominees are selected.

Prior to each annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wants to continue in service, the Nominating Committee decides not to re-nominate the director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Nominating Committee considers various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any director search firm engaged by the Nominating Committee and by our stockholders.

The Director Nomination Policy adopted by the Nominating Committee and our Bylaws set forth the process for nomination of directors by stockholders. A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our office by the deadline set forth in our Bylaws. Each notice must include the information about the stockholder and the prospective nominee, which must be updated as necessary, as would be required if the stockholder were nominating a person to the Board under our Bylaws, including the following information:

•	the name and address of the stockholder;
•

the shares of PotlatchDeltic common stock owned by the stockholder or the prospective nominee, and a description of any derivative or short positions or similar hedging transactions with respect to PotlatchDeltic’s common stock held by the stockholder;

•	a description of any arrangements to which the stockholder is a party with respect to the nomination of the prospective nominee;
•	the name, age, business address and residence address of the prospective nominee;
•	the principal occupation of the prospective nominee;
•

a statement whether the prospective nominee, if elected, intends to tender an irrevocable resignation effective upon (i) his or her failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the prospective nominee;
•	any other information relating to the prospective nominee or stockholder required to be disclosed pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act; and
•	the prospective nominee’s written consent to serve as a director if elected.

The company may require any prospective nominee recommended by a stockholder to furnish such other information as may reasonably be required by the company to determine the eligibility of such person to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our Director Nomination Policy and Bylaws regarding director nominations by stockholders. Copies of our Director Nomination Policy and Bylaws may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” and then “Corporate Governance.”

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 12, 2021, all but two of our Board members are outside (non-employee) directors. The two members are Michael J. Covey, who serves as our Executive Chairperson of the Board, and Eric J. Cremers, who serves as our President and Chief Executive Officer.

With the exception of Mr. Covey and Mr. Cremers, the Board has determined that all of our directors are independent within the meaning of applicable Nasdaq corporate governance listing rules and our Director Independence Policy, which may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” and then “Corporate Governance.” Each of the following committees is composed entirely of independent directors: the Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation and Personnel Policies Committee.

Board Leadership Structure

Mr. Covey serves as Executive Chairperson of our Board and formerly served as our Chief Executive Officer. Charles P. Grenier is the Lead Director (also known as the Vice Chair) of our Board and acts as lead director of the independent Board members. The Board has structured the role of our Lead Director to strike an appropriate balance to the Executive Chairperson role and to fulfill the important requirements of independent leadership on the Board. The Lead Director is appointed by the independent directors. The Lead Director’s principal responsibility is to contribute to the independence of the Board in the discharge of its responsibilities including risk oversight. As Lead Director, Mr. Grenier:

•	presides at all meetings of the Board at which the Chairperson is not present;
•	presides at executive sessions of the independent directors;
•	may call special meetings of the Board;
•	consults with the Chairperson in the development of meeting agendas;

•	acts as a facilitator in effectively communicating director concerns, agenda items and issues to management;
•	coordinates communications between the independent directors and stockholders and other interested parties;
•	helps the Chairperson facilitate full and candid board discussions;
•	collaborates with the Nominating and Corporate Governance Committee on matters related to Board effectiveness and independence;
•	works with the Chairperson of the Board and the committee Chairs in developing and monitoring the Board’s overall approach to governance issues; and
•	coordinates the annual performance evaluation of the Board.

Our Board has determined that the leadership structure of the Board, in particular having Mr. Covey serve as the Executive Chairperson and Mr. Grenier serve as the Lead Director, is appropriate and in the best interests of the company because it allows the Board’s meeting agendas to be established, in consultation with a lead director, by an individual with a deep understanding of our business and operations. Given the size of the Board and the scope of our business, Mr. Covey’s insight into our business relative to his role as Executive Chairperson enables him to facilitate the Board’s oversight role, while Mr. Grenier’s participation in the agenda setting process, together with his presiding over executive sessions, contributes to the independence of the Board in the discharge of its responsibilities.

At each of its regular meetings and, as necessary, special meetings, the Board meets in executive session without members of management present. Each committee of the Board also schedules an executive session without members of management present as necessary for regularly scheduled meetings and, when appropriate for special meetings.

Risk Oversight

Our company has an enterprise risk management program overseen by senior management. The Board oversees the company’s business, the risks associated with its business, and the steps that senior management is taking to manage and mitigate those risks. This oversight is supported by the Board’s leadership structure, which provides for oversight of strategic risks by the full Board under the leadership of the Executive Chairperson and the lead independent director, and oversight and evaluation of discrete risks in committees.

The Board also oversees environmental, social and governance (“ESG”) matters, including our environmental management, social responsibility, health and safety, corporate governance policies and practices, and climate-related risks and opportunities. See “ESG Highlights” below.

In accordance with Nasdaq requirements and pursuant to its charter, the Board’s Audit Committee, composed entirely of independent directors, provides oversight on matters relating to accounting, financial reporting, internal controls, auditing, and legal and regulatory compliance activities, including monitoring our compliance with tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. Each year, the Audit Committee receives a report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, cybersecurity matters and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee reports periodically to the Board on risk management matters. The Board may also receive updates between meetings from the President and Chief Executive Officer relating to risk oversight matters. In carrying out its responsibilities, the Audit Committee oversees the appointment or replacement and compensation of personnel involved in the internal audit function to provide ongoing assessments of the company’s risk management processes and system of internal controls. The Internal Audit Director reports to the Audit Committee. The Audit Committee reviews with the Internal Audit Director the scope and plan of the work to be done by the internal audit function and the results of such work.

The Audit Committee also:

•	establishes procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;
•	establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•

discusses with the company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the company's financial statements or the company’s business or compliance policies, including material notices to, or inquiries received from, governmental agencies;

•

discusses the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including discussing the guidelines and policies to govern the process by which management assesses and manages the company’s exposure to financial risk; and

•

reviews with the Board any issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, or the performance of the internal audit function.

The Audit Committee meets at least quarterly with the Internal Audit Director and other members of management.

The Executive Compensation and Personnel Policies Committee, or Compensation Committee, periodically reviews risks associated with our executive compensation program and the risks related to the company’s succession planning process. See “Compensation Discussion and Analysis – Risk Assessment.” Based upon a comprehensive review of the company’s executive compensation program by the Compensation Committee's independent compensation consultant, see "Compensation Discussion and Analysis – Compensation Consultants,” and the assessment of the company’s compensation programs for all employees by management, which is shared with the Compensation Committee, management does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, the Compensation Committee assists the Board in its oversight of our policies and strategies relating to human capital management, including diversity and inclusion.

ESG Highlights

Category	Highlight
ESG Reporting and Governance

•   We issued our inaugural ESG Report in September 2020, highlighting ESG achievements for fiscal 2019, set ESG goals, and set the stage for continued disclosures.

•   The Vice President, Public Affairs provides senior leadership on ESG reporting and reports regularly to the Board on ESG matters and initiatives.

•   We established an ESG Working Group and ESG Management Committee that meet regularly to work on ESG initiatives and analyses.

•   We expanded our enterprise-wide risk management to incorporate ESG risks, including climate change.

Board Composition

Our board reflects gender diversity in its membership and leadership:

•   Two (or 22%) of our 9 directors are women.

•   Two (or 28.6%) of our 7 independent directors are women.

•   One (or 33.3%) of our 3 committee chairs is a woman.

Updated Governance Documents and Policies

•   We updated the Director Nomination Policy and Corporate Governance Guidelines to provide that, in connection with the selection of director candidates, the Board is committed to actively seeking out diverse candidates, including women and individuals from minority groups, to include in the pool from which new director nominees are selected.

•   We updated the Executive Compensation and Personnel Committee Charter in 2020 to reflect the Committee’s current practice of assisting the Board in its oversight of our policies and strategies relating to human capital management, including diversity and inclusion.

•   We adopted an Equity, Diversity and Inclusion Policy.

•   We adopted a Human Rights Policy.

•   We implemented a Supplier Code of Conduct.

Employee Workforce Diversity and Inclusion

•   Diversity and inclusion are a fundamental part of our values and we are proud to be an equal opportunity employer. We strive to employ a workforce that is representative of the communities in which we operate and continue to incorporate diversity initiatives into our policies and practices including those related to hiring, employee development, and succession planning.

•   In addition, we believe in the importance of pay equity and we participate in annual wage surveys to gain a better understanding of how the labor market changes over time. The average variance in median pay between men and women by pay grade is less than 2% across the company.

•   We value an ethical, diverse and inclusive culture, where employees are encouraged to be engaged every day and are respected for their unique perspectives and skills. We also provide an environment that promotes equal opportunities for training and career advancement. These values help us attract and retain talent and lead to collaboration, motivation and a professional work environment that supports our success.

•   As of December 31, 2020, women comprise 22% of our executives, 29% of our salaried employees, 13% of our hourly workers and 17% of our workforce.

Stakeholder Outreach

•   We maintain regular engagement with our shareholders. During 2020, members of executive management met with shareholders owning approximately 59 percent of outstanding active institutional ownership. These engagements included in-person meetings and conference calls covering topics such as operating strategy, capital allocation, growth, environmental management, and leadership structure. We share feedback from the meetings and from other communications from investors with the Board of Directors to keep them apprised of shareholder views, insights and trends.

•   We also have ongoing engagement with our stakeholders and recently conducted an ESG materiality assessment survey. The survey was sent to 100 stakeholders, including employees, the members of our Board, contractors, consultants, investors, analysts, members of our communities, legislators, customers, hunting lessees, industry associations and an environmental non-governmental organization. We plan to use the information obtained from the survey to assist us in identifying and prioritizing our ESG efforts.

Health and Safety Matters and Response to Pandemic

•   Our highest priority is the health and safety of our employees and we are focused on preventing occupational illness and injuries without compromise.

•   Four of our seven facilities have been recognized by state programs in partnership with the Occupational Safety & Health Administration for excellence in occupational health and safety.

•   In response to the Covid-19 pandemic, we developed and implemented new procedures and protocols to minimize the risk to the health and safety of our employees. Employees who could work from home were strongly encouraged to do so. For onsite employees, we implemented protocols for health screening, contact tracing, more flexible attendance policies, social distancing, sanitation and mask-wearing.

Climate Change and Environmental Matters

•   Forests can be part of the solution to climate change. Our merchantable timber inventory sequestered an estimated 1.39 million metric tons of carbon and 5.1 million metric tons of CO2e in 2020.

•   Climate change could create opportunities through direct positive impacts on our timberland growth rates or yields or indirectly through the development of climate-related policies and markets. Climate risks include increased susceptibility to wildfire, insects and disease, and changing environmental regulations.

•   We are committed to practicing sustainable forest management of our lands through reforestation and third-party certification. These practices promote the health of forest soil, water and aquatic habitat, and biodiversity.

•   We utilize a comprehensive timberland environmental management system, which focuses on continual improvement in achieving our sustainable forest management objectives, and complying with laws, regulations and standards.

•   We are committed to responsible environmental operations in our facilities, including environmental compliance, effectively utilizing resources and minimizing our environmental impact.

•   We reported Scope 1 greenhouse gas emissions and committed to expanding our reporting to include Scope 2 emissions.

For additional information on our human capital resources matters, see Part I, Item 1, Business, Human Capital Resources, in our 2020 Annual Report, which can be found at www.proxy com and www.potlatchdeltic.com. In addition, our ESG Report can be found at www.potlatchdeltic.com.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Audit Committee has adopted a Related Person Transactions Policy that applies to any director or executive officer of the company, any nominee for director, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for review of a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting. The entire Related Persons Transaction Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance.”

There were no transactions with related persons in 2020 that required disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

Mr. Pierson is the spouse of a first cousin of the Reverend Dr. Christoph Keller, III, a former director who served from February 20, 2018, the date of the Deltic Merger, until his retirement in May 2020.

Board Meetings

During 2020, our Board met seven times. All of our directors attended 100% of all meetings of the Board and committees on which such director served that were held while the director was a member of the Board. The Board does not have a policy requiring director attendance at annual meetings of the stockholders. Two of our directors attended the 2020 Annual Meeting of Stockholders.

Committees of the Board

Our Board currently has three standing committees, as described below.  The current charters of each of these committees may be viewed by going to our website at www.potlatchdeltic.com, selecting “Investors,” and then “Corporate Governance.”

The following table shows the current membership of each Committee:

Name	Audit Committee	Executive Compensation and Personnel Policies Committee	Nominating and Corporate Governance Committee
Linda M. Breard	X (Chair)	X
William L. Driscoll			X (Chair)
Charles S. Grenier	X
D. Mark Leland	X	X
Lawrence S. Peiros		X (Chair)	X
R. Hunter Pierson			X
Lenore M. Sullivan	X

Effective December 31, 2020, the Finance Committee, which met two times in 2020, was dissolved, and the Audit Committee assumed the former responsibilities of the Finance Committee.  Messrs. Covey, Cremers, Driscoll, Grenier, Pierson, and Quesnel (Chair) and Ms. Sullivan served as members of our Finance Committee during 2020.

Audit Committee

Our Audit Committee is responsible for assisting the Board in its oversight of our accounting, financial reporting, internal controls, auditing, legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. In accordance with Nasdaq requirements and pursuant to its charter, the Audit Committee also provides risk oversight as described above under the heading “Risk Oversight.” The Audit Committee has sole authority to retain, compensate and terminate our independent registered public accounting firm and our Internal Audit Director. In addition, the Audit Committee oversees and administers our Related Person Transactions Policy described above under the heading “Transactions with Related Persons.” The Committee has appointed KPMG LLP as our independent registered public accounting firm and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the Committee. Further, the Audit Committee reviews and makes recommendations to the Board with respect to financings and other financial matters, reviews and approves the company's use of uncleared interest rate and commodity swaps, and acts based on the Board’s delegation of authority with respect to specific financing transactions.

Our Board has determined that all members of our Audit Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that Committee Chair Linda M. Breard is an “audit committee financial expert” as defined by Securities and Exchange Commission (SEC) rules.

Our Audit Committee met eight times in 2020. See “Audit Committee Report” in this proxy statement for a description of the Committee’s activities during 2020.

Executive Compensation and Personnel Policies Committee

Our Compensation Committee oversees our executive compensation and benefits programs and general personnel policies and practices for our executives. See “Compensation Discussion and Analysis” for a discussion of the Committee's role in setting executive compensation and the role of compensation consultants. The Compensation Committee also helps determine our management succession planning and annually reviews the performance of our Chief Executive Officer. In addition, the Compensation Committee assists the Board in its oversight of our policies and strategies relating to human capital management, including diversity and inclusion.  Further, the Compensation Committee reviews the “Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion in the proxy statement to the full Board for approval. Our Board has determined that all members of our Compensation Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Compensation Committee met six times in 2020.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, as described under the heading “Nominees for Director,” and for developing and recommending to the Board corporate governance principles and related policies. It also oversees our compensation and benefits paid to our directors. The Board has determined that all members of our Nominating Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Nominating Committee met six times in 2020.

Compensation Committee Interlocks and Insider Participation

Lawrence S. Peiros, Linda M. Breard, Gregory L. Quesnel, D. Mark Leland and Christoph Keller, III served as members of our Compensation Committee during 2020. None of the members of the Compensation Committee is or has ever been an officer or employee of the company or its subsidiaries. During 2020, none of the members of the Compensation Committee was an executive officer of a business entity for which an executive officer of the company served as a member of the compensation committee or as a director.

Communications with Directors

Stockholders may contact our non-management directors by email or by regular mail, as follows:

Email:	Non-managementdirectors@potlatchdeltic.com
Mail:	Lead Director or Non-Management Directors
c/o Corporate Secretary
PotlatchDeltic Corporation
601 West First Avenue, Suite 1600 Spokane, WA 99201

All communications received will be processed by our Corporate Secretary. We forward all proper communications to the intended non-management director or directors. The Lead Director of the Board of Directors is responsible for facilitating an appropriate response. These procedures may also be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” then “Governance Documents,” and then “Director Communications Policy.”

Our Audit Committee has established procedures to address complaints and concerns about our accounting, internal controls and auditing matters for two different groups: (a) employees, who may receive confidential and anonymous treatment at their option, and (b) third parties (such as competitors, vendors and customers), who are not entitled to confidential and anonymous treatment. All such complaints and concerns are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline numbers are available by going to our website at www.potlatchdeltic.com, and selecting “About,” and then “Contacts/Hotlines.”

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board regarding non-employee director compensation. Our philosophy regarding directors' compensation is to provide our directors a fair compensation package that is tied to the services they perform and is comparable to director compensation levels of companies of our size. Our key objectives are to recruit and retain the best directors that we can and to align our directors' interests with those of our stockholders.

The Nominating Committee has retained Semler Brossy Consulting Group, LLC (Semler Brossy) to advise the Committee on director compensation. At the direction of the Nominating Committee, in 2019, Semler Brossy analyzed the competitive position of the company's director compensation program against companies of comparable size to our company, using data from a 2017/2018 study by the National Association of Corporate Directors. The consultant's analysis concluded that our company's director pay levels trailed the median compensation of companies of similar size.  As a result, the Nominating Committee recommended, and the Board approved, effective in May 2019, an increase in the annual cash retainer fees and the annual equity award. No changes to our non-management director compensation have been made since 2019.

The following table sets forth certain information with respect to 2020 compensation for each of the company's non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(5)	All Other Compensation ($)	Total ($)
Linda M. Breard	99,500	100,000		199,500
William L. Driscoll	77,500(2)	100,000		177,500
Charles P. Grenier	99,500	100,000		199,500
Christoph Keller, III (3)	38,750	—		38,750
D. Mark Leland	84,500	100,000		184,500
Lawrence S. Peiros	87,500(2)	100,000	1,500(6)	189,000
R. Hunter Pierson	72,500	100,000		172,500
Gregory L. Quesnel (4)	92,000	100,000		192,000
Lenore M. Sullivan	79,500	100,000		179,500

(1)	Represents annual retainer fees, as well as any amounts earned for service as Lead Director or Committee Chair.
(2)

The amounts shown include fees deferred in 2020 pursuant to our Deferred Compensation Plan for Directors II (“Directors Plan”). Mr. Peiros elected to receive interest on his deferred fees. Mr. Driscoll elected to defer his fees into stock units and we credited 2,116 stock units to Mr. Driscoll's account for fees deferred in 2020. Such amounts were determined separately for each quarterly payment of the director's annual retainer fee and supplemental retainer fees, by dividing the fee amount due by the appropriate per share closing stock price pursuant to the plan.

(3)

Reverend Keller retired from our Board of Directors on May 4, 2020 and, pursuant to our Director Compensation Plan and our Long-  Term Incentive Plan, Reverend Keller received 2,728 shares from the 2019 annual stock grant vested on May 9, 2020.

(4)

Mr. Quesnel retired from our Board on December 31, 2020 and, pursuant to our Director Compensation Plan, our Long-Term Incentive Plan and our Directors Plan, Mr. Quesnel received 45,867 shares, of which 3,033 shares from the 2020 annual stock award grant vested on his retirement date.

(5)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, but excluding the effect of forfeitures, for the restricted stock units awarded to each nonemployee director in 2020. In accordance with FASB Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date, May 7, 2020. The following table sets forth the aggregate number of stock units held by each director as of December 31, 2020 from restricted stock awards and deferrals of cash compensation and restricted stock unit awards, including additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

Director	Common Stock Units
Linda M. Breard	13,051
William L. Driscoll	61,326
Charles P. Grenier	17,566
D. Mark Leland	3,293
Lawrence S. Peiros	47,907
R. Hunter Pierson	8,011
Gregory L. Quesnel	43,060
Lenore M. Sullivan	8,011

(6)   Represents company match paid under our Matching Gifts to Education Program.

During 2020, two of our directors, Michael J. Covey and Eric J. Cremers, were also employees of the company. As a result, Mr. Covey and Mr. Cremers did not receive compensation for their services as directors during 2020. For compensation received by Mr. Covey and Mr. Cremers as named executive officers of the company, please see “Executive Compensation Tables-2020 Compensation- Summary Compensation Table.”

Retainer and Fees. Our non-employee directors were paid at the following rates:

Annual Retainer Fee	$65,000
Supplemental annual retainer fee for Lead Director	$20,000
Supplemental annual retainer fee for Audit Committee Member	$12,000
Supplemental annual retainer fee for Audit Committee Chair	$15,000
Supplemental annual retainer fee for Exec. Comp. & Personnel Polices Committee Member	$7,500
Supplemental annual retainer fee for Exec. Comp. & Personnel Polices Committee Chair	$10,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Member	$5,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Chair	$5,000
Supplemental annual retainer fee for Financial Committee Member	$2,500
Supplemental annual retainer fee for Financial Committee Chair	$5,000

During 2020, we paid our non-employee directors, or deferred on their behalf, an aggregate total of $731,250 in fees. Directors may defer receiving all or any portion of their fees under the terms of our Directors Plan. When a director elects to defer fees, he or she elects to have those fees converted into common stock units or, if not converted, then credited with annual interest at 120% of the applicable long-term federal rate, with quarterly compounding. The common stock units are credited with additional stock units as a result of dividend equivalents earned with respect to the stock units. During 2020, we also reimbursed directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.  Directors are also eligible for reimbursement for educational seminars and conferences related to their service as directors for the company, in accordance with our Director Education Program.

Equity Awards. On May 7, 2020, each of the non-employee directors serving after the meeting was granted restricted stock units under the company’s long-term incentive plan having a value of $100,000 for an aggregate amount of $800,000. Under the terms of the grant, each director received 2,949 restricted stock units based on the price of the common stock on the date of the grant. These restricted stock units vest on the first anniversary of the grant date provided the director’s service has not terminated other than as a result of death, disability or failure to stand for reelection at the next annual stockholder meeting. In anticipation of a non-employee director’s mandatory retirement at the end of the year in which the director reaches age 72, the award may specify that the RSU grant vests upon date of retirement.  The restricted stock units are then credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock.

Other Benefits. We provide coverage for directors under our Director and Officer Liability Insurance Policy and Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in our Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions. We made no donations on behalf of any of our directors to organizations with which any director was affiliated as an executive officer or director in excess of the amounts matched by us under this program.

Director Stock Ownership Guidelines. In order to promote and increase equity ownership by our directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee director to own beneficially company shares with a value of at least $325,000 including common stock units granted under the Directors Plan, by the fifth anniversary of his or her election as a director. As of December 31, 2020, all non-employee directors were in compliance with the guidelines.

SECURITY OWNERSHIP

Security Ownership of More than 5% Stockholders

This table shows the number of shares beneficially owned as of December 31, 2020, by each owner of more than 5% of our common stock. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 66,876,049 shares of our common stock outstanding as of December 31, 2020. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, each owner has sole voting and investment power over the shares shown in this table.

	Number of Shares Beneficially Owned (#)	Percent of Class (%)
Stockholders Owning More than 5%
The Vanguard Group
100 Vanguard Blvd. Malvern, PA 19355	9,248,017(1)	13.83

BlackRock, Inc.
55 East 52nd Street New York, NY 10055	8,351,900(2)	12.49

Wellington Management Group LLP
c/o Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,693,572(3)	5.52

(1)

Based upon the Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, on behalf of itself and as a parent holding company/control person of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada, Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK Limited. The Vanguard Group has sole voting power over 0 shares, shared voting power over 65,981 shares, sole dispositive power over 9,128,747 shares and shared dispositive power over 119,270 shares.

(2)

Based upon the Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. as a parent holding company/control person of the following affiliates: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock International Limited, BlackRock (Luxembourg) S.A. and BlackRock Investment Management, LLC, BlackRock Life Limited, and BlackRock Japan Co., Ltd. BlackRock, Inc., has sole voting power over 8,235,313 shares and sole dispositive power over 8,351,900 shares.

(3)

Based upon the Schedule 13G filed with the SEC on February 4, 2021 by Wellington Management Group LLP, a parent holding company of certain holding companies (Wellington Group Holdings LLP, Wellington Investment Advisers LLP and Wellington Management Global Holdings, Ltd.) and the following Wellington Investment Advisers: Wellington Management Company, LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd., Wellington Management Hong Kong Ltd., Wellington Management International Ltd., Wellington Management Japan Pte Ltd. and Wellington Management Australia Pty Ltd. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the foregoing Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, and Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP hold shared voting power over 3,208,658 shares and shared dispositive power over 3,693,572 shares. Wellington Management Company LLP holds shared voting power over 3,162,279 shares and shared dispositive power over 3,503,983 shares.

Security Ownership of Directors and Executive Officers

This table shows the number of shares beneficially owned as of March 1, 2021, by each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 67,042,259 shares of our common stock outstanding as of March 1, 2021. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

Directors and Named Executive Officers	Number of Shares Beneficially Owned (#)	Percent of Class (%)	Common Stock Units (#)(1)
Linda M. Breard	—	*	13,051
Michael J. Covey	204,314(2)	*	144,628
Eric J. Cremers	119,141	*	45,441
William L. Driscoll	318,677(3)	*	61,703
Charles P. Grenier	2,135	*	17,567
D. Mark Leland	12,952	*	3,294
Lawrence S. Peiros	15,841(4)	*	48,347
R. Hunter Pierson	748,273(5)	1	8,011
Jerald W. Richards	48,739(6)	*	15,047
Lenore M. Sullivan	7,451	*	8,011
Thomas J. Temple	58,246(7)	*	7,258
Michele L. Tyler	1,396(8)	*	6,677
Directors and Executive Officers as a group (15 persons)	1,593,836(9)	2	392,928

*	Less than 1%
(1)

These stock units are not actual shares of common stock and have no voting power. The units represent deferred director's fees for Mr. Driscoll and Mr. Peiros, and annual stock unit awards granted to, or deferred by, directors and officers. For Mr. Covey, 32,910 units represent a deferred annual incentive plan award that will be converted into cash and paid according to an election Mr. Covey made prior to deferring the award. Amounts for Messrs. Covey, Cremers and Temple and Directors and Executive Officers as a group include restricted stock units from 2019-2021 and 2020-2022 grants that are not subject to forfeiture under the Company’s 2019 Long-Term Incentive Plan and are payable following the respective retirements of Messrs. Covey, Cremers and Temple and other executive officers. See “Executive Compensation Tables-Potential Payments Upon Termination or Termination following a Change in Control-Potential Payments Upon Termination in Connection with Retirement, Death or Disability.”

(2)

Comprised of the following: (i) 60,771 shares held directly by Mr. Covey; (ii) 143,320 shares of common stock held in a trust, of which Mr. Covey and his spouse are co-trustees; and (iii) 223 shares of common stock held for Mr. Covey's individual account under our 401(k) employee savings plan.

(3)

Includes 77,858 shares held directly by Mr. Driscoll, 136,078 shares held by trusts of which Mr. Driscoll is a trustee and shares voting power, and 99,143 shares held by trusts of which Mr. Driscoll is a trustee and shares voting and investment power. Also includes 5,231 shares held by a limited liability company of which Mr. Driscoll is manager with both voting and dispositive powers. Mr. Driscoll disclaims beneficial ownership of all shares except those held directly by him. Mr. Driscoll has the power to substitute other assets for 367 PotlatchDeltic Corporation shares in a trust that he has created over which he currently has no voting or investment power.

(4)	These shares are held in a trust under which Mr. Peiros shares voting and investment power with his spouse.
(5)

Includes 86,258 shares held directly by Mr. Pierson and 662,015 shares over which Mr. Pierson’s spouse is a trustee for others and/or are owned by a corporation or other organization of which Mr. Pierson’s spouse is an officer, director, partner or member and has sole or shared investment power. Mr. Pierson disclaims beneficial ownership of all shares except those held directly by him.

(6)	Includes 5,000 shares of common stock held for Mr. Richard's individual account under our 401(k) employee savings plan.
(7)	Includes 4,470 shares of common stock held for Mr. Temple's individual account under our 401(k) employee savings plan.
(8)	Includes 605 shares of common stock held for Ms. Tyler’s individual account under our 401(k) employee savings plan.
(9)	Includes an aggregate of 16,276 shares of common stock held for the executive officers' benefit under our 401(k) employee savings plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four outside (non-employee) directors, all of whom meet Nasdaq listing standards for audit committee independence. The Audit Committee is an “audit committee” for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934. The Committee’s charter is reviewed periodically by the Audit Committee, which recommends appropriate changes to the Board of Directors.

The Committee is responsible for providing oversight on matters relating to PotlatchDeltic’s accounting, financial reporting, internal controls, auditing, legal and regulatory compliance and financial risk management. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and the reports of the independent registered public accounting firm, who, in its reports, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States and an opinion on the effectiveness of internal control over financial reporting. During fiscal year 2020, the Committee met eight times.

In connection with the audit process, the Committee has received from our independent registered public accounting firm, KPMG LLP, or KPMG, the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Committee also discussed the quality and adequacy of the company’s internal controls with management, the Internal Audit Director and the independent registered public accounting firm. The Committee reviewed with KPMG and the Internal Audit Director their respective audit plans, audit scope and identification of audit risks, and reviewed and discussed the results of the internal audit examinations with the Internal Audit Director.

The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020, with management and with KPMG outside the presence of management. The Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission (the “SEC”).

Based on these reviews and discussions with management, KPMG and the Internal Audit Director, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

The Committee Members

Linda M. Breard (Chair)
Charles P. Grenier
D. Mark Leland
Lenore M. Sullivan

Fees Paid to Independent Registered Public Accounting Firm in 2020 and 2019

The Audit Committee has considered and determined that the services provided by KPMG in fiscal years 2019 and 2020 are compatible with the auditor independence requirements. The following table shows fees for professional services rendered by KPMG for audit services for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by KPMG during each of these years.

Year	Audit Fees ($)(1)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2020	1,146,525	—	—	—
2019	1,177,965	—	—	—

(1)	Audit Fees represent fees for the audit of our annual financial statements, the audit of our internal control over financial reporting and reviews of the quarterly financial statements.

The Audit Committee is required to pre-approve the audit, audit related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all such services in 2019 and 2020 and concluded that such services performed by KPMG LLP were compatible with the maintenance of their independence in the performance of its auditing functions. The Audit Committee Policy for Pre-Approval of Independent Auditor Services and Fees provides for pre-approval of audit, audit-related, tax and other services specifically described by the Policy on an annual basis. A copy of the Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then “Audit Committee Pre-Approval Policy.” Under the terms of the Policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2021

We recommend a vote FOR this proposal.

KPMG LLP, a registered public accounting firm, currently serves as our independent registered public accounting firm and has conducted the audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2020. A summary of the fees paid by us to KPMG in connection with its audits for 2020 and 2019 can be found in the section titled, “Fees Paid to Independent Registered Public Accounting Firm in 2020 and 2019” in this proxy statement.

Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2021.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. The listing standards of the Nasdaq Global Select Market provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2021 for ratification by the stockholders.

If the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to the stockholders. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent auditors for 2021.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Executive Compensation and Personnel Policies Committee with respect to our senior executives, including the officers named in the Summary Compensation Table (the “named executive officers”). For 2020, our named executive officers and the offices they held were:

•	Michael J. Covey, Chairman and Chief Executive Officer*
•	Jerald W. Richards, Vice President and Chief Financial Officer
•	Eric J. Cremers, President and Chief Operating Officer**
•	Thomas J. Temple, Vice President, Wood Products
•	Michele L. Tyler, Vice President, General Counsel and Corporate Secretary

_______

*

Pursuant to an executive succession plan, Mr. Covey resigned from his role as Chief Executive Officer, effective December 31, 2020. He ceased to be an executive officer upon his resignation and continues in his role as Executive Chairperson of the Board.

** The Board appointed Mr. Cremers President and Chief Executive Officer, effective January 1, 2021.

Executive Summary

Summary of 2020 Results

2020 was a very successful year for the company. We delivered historic financial results despite the pandemic. Although we experienced reduced demand for our logs, wood products, and real estate properties in the first half of 2020, and have experienced intermittent disruptions to our supply chain and to the manufacturing and distribution of our wood products resulting from COVID-19-related personnel absences, the company was able to sustain operations throughout the year and saw significant increases in demand for its products in the second half of 2020. The company generated $382.2 million of EBITDDA in 2020 on revenues of $1.0 billion, compared to $178.9 million of EBITDDA in 2019 on revenues of $827.1 million. Our Real Estate business realized $86.5 million in EBITDDA, which included a large rural land sale in Minnesota for nearly $48 million. The Timberlands segment harvested 6.0 million tons during 2020, realizing $182.8 million in EBITDDA. Our Wood Products division realized $176.1 million in EBITDDA, successfully executed its planned capital projects and shipped 1.1 billion board feet in 2020.

In 2020 we returned $123.2 million to our shareholders, including $107.8 million in cash dividends and $15.4 million of share repurchases. We also raised our dividend 2.5% in the fourth quarter. In addition, we locked interest rates on $654 million of planned debt refinancings through January 2029 at historically low rates. We also improved our safety performance in 2020.  Further, we published our inaugural ESG Report.

A summary of the company's 2020 performance compared to the company’s financial performance targets for annual incentive awards is set forth below.

	Performance Metric*	2020 Actual ($ in millions)	2020 Target ($ in millions)	% of Target
Company	FFO	301.8	125.9	239.7
Real Estate	EBITDDA	86.5	41.2	209.9
Timberlands	EBITDDA	182.8	127.1	143.8
Wood Products	EBITDDA	176.1	35.9	490.5

*Funds from operations (FFO) and EBITDDA are non-GAAP financial measures defined on page 32.

The company's total shareholder return (“TSR”) during the three-year period from 2018 through 2020 exceeded the median of the group of five forest products companies that we refer to as our “performance peer group” by 2.58% and ranked us 60th in the NAREIT All Equity REIT Index Companies. (See “PotlatchDeltic Corporation TSR Comparison – Performance Peer Group” below.)

Summary of Key 2020 Compensation Decisions

2020 Base Salary. After considering company and individual performance and competitive pay practices, the Committee approved base salary increases of 3.91% for Mr. Covey, 3.00% for Mr. Cremers, 3.00% for Mr. Richards, 3.00% for Mr. Temple, and 3.00% for Ms. Tyler. Mr. Covey’s salary increase was based on consideration of (i) his individual performance over time, as well as his contributions specific to 2019, and (ii) continued tracking and alignment with the midrange competitive markers for his role.

2020 Annual Incentive Awards. The Committee approved an annual incentive target award of 150% of base salary under our annual incentive plan for Mr. Covey for 2020, up from a target of 100% of base salary for 2019. This increase was made to drive closer alignment to the midrange competitive markers and to amplify Mr. Covey’s focus on current financial and operational imperatives.

The company's FFO for 2020 was $301.8 million or 239.7% of the budgeted target of $125.9 million, which resulted in a calculated multiplier of 2.0. See “2020 Annual Cash Incentive Awards” below.

2018-2020 Long-Term Equity Incentives. The 2018-2020 Long-Term Equity Incentives consisted of performance shares that are earned based on the company's TSR over a three-year performance period relative to the median TSR of performance peer group (weighted 50%) and the company's TSR percentile ranking relative to all companies within the NAREIT All Equity REITs Index (of which we are a member) (weighted 50%) over such performance period. The company's annualized TSR for the 2018-2020 performance period was 3.11%, which ranked the company approximately 2.58% above the median performance of the company's performance peers during the performance period, and the company’s aggregate TSR for the 2018-2020 performance period was 9.62%, which ranked the company at 60th among the NAREIT All Equity REITS Index Companies. These relative TSR outcomes resulted in the vesting of 124.59% of the 2018-2020 Performance Shares awarded to participants under the company's long-term incentive program, including named executive officers, plus dividends credited pursuant to the terms of the award. See “2020 Long-Term Equity Incentive Awards - PotlatchDeltic Corporation TSR Comparison” below.

2021 Compensation for President and Chief Executive Officer. In connection with the Board’s appointment of Eric J. Cremers as President and Chief Executive Officer, effective January 1, 2021, the Committee approved Mr. Cremers’ compensation in his new role, based on competitive pay practices and the advice of our independent compensation consultant. Mr. Cremers’ annual base salary was increased to $875,000, effective January 1, 2021. In addition, his target award for 2021 under our annual incentive plan was increased to one times his annual base salary, and the aggregate value of his 2021 long-term incentive grants was increased to $2 million, comprised of 75% in performance shares and 25% in restricted stock units to be granted on February 11, 2021. The number of shares covered by these equity grants was determined by dividing the grant value by the closing price of the Company’s stock on February 11, 2021.

2021 Compensation for Executive Chair of the Board. In connection with Michael J. Covey’s resignation as Chief Executive Officer, effective December 31, 2020, with the Board’s approval, the Company entered into a letter agreement (the “Agreement”) with Mr. Covey. The terms of the Agreement were based on competitive pay practices and the advice of our independent compensation consultant. Pursuant to the Agreement, Mr. Covey will remain an employee of the Company and will continue his service on the Company’s Board as Executive Chairperson of the Board from January 1, 2021 until November 30, 2022. Effective January 1, 2021, Mr. Covey will remain eligible to receive the following payments and benefits: (i) his annual base salary will decrease to $400,000 per year; (ii) he will be eligible to participate in and accrue benefits under the Company’s retirement and 401(k) plans and the Salaried Supplemental Benefit Plan II; (iii) he will not be eligible to participate in or receive any new awards with respect to any annual and long-term incentive plans; (iv) he will remain eligible for payment related to the bonus for 2020 pursuant to the terms and conditions of our annual incentive plan and for continued vesting and settlement of outstanding equity awards pursuant to their terms and conditions; and (v) he and his eligible dependents will receive benefits under the welfare benefit plans, practices, policies and programs provided by the Company to salaried employees generally. Mr. Covey will also remain subject to the Company’s officer stock ownership guidelines at the level currently applicable to him.

Advisory Shareholder Vote. Our stockholders approved the compensation of our named executive officers as described in our 2020 proxy statement with an approval rate of over 98% of the votes cast. See “2020 Stockholder Advisory Vote to approve Executive Compensation” below.

Summary of Executive Compensation Program and Practices

The Compensation Committee, working with company management, has adopted compensation policies and procedures that represent strong corporate governance, including the following:

✓Independent Compensation Committee	The Compensation Committee is composed solely of independent directors within the meaning of Nasdaq listing rules relating to compensation committees.
✓Independent Compensation Consultant

In 2020, the Compensation Committee was advised by Semler Brossy, an independent compensation consultant that provides no other services to the company and has no prior relationship with any of the named executive officers.

✓Competitive Market Assessments

The Compensation Committee requests that its independent consultant conduct a review of the company's executive compensation program at least every two years to evaluate whether it is comparable to compensation programs of companies of similar size.

✓Peer Group Review

The competitive market and the peer group of companies used for benchmarking company TSR is carefully reviewed annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

✓Annual Stockholder Advisory Vote	The company seeks an annual stockholder advisory vote to approve executive compensation, the results of which are considered by the Compensation Committee in determining executive compensation.
✓Compensation Risk Assessment

Company management and the Compensation Committee’s independent consultant complete a risk assessment of the company's executive compensation programs annually to evaluate whether they are designed and administered in a manner that discourages undue risk-taking by executives. The assessment is reviewed by the Compensation Committee.

✓Double-Trigger Acceleration	A “double trigger” is required before severance benefits are paid and equity awards vest in connection with a change in control event.
✓Limited Perquisites

The company does not provide perquisites or other personal benefits to officers or senior employees, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of premiums for accidental death and dismemberment insurance. The company may provide tax protection for costs associated with relocation. The company's health care and other medical insurance programs and its salaried employee 401(k) Plan are the same for all salaried employees, including officers.

✓Executive Stock Ownership Guidelines

The company has a robust stock ownership policy. The company's President and Chief Executive Officer is required to achieve minimum stock ownership that is five times his base salary and the other named executive officers are required to achieve minimum stock ownership that is two times their respective base salaries.

✓Clawback Policy	The company has an incentive compensation recovery policy to recover compensation earned as a result of a material financial restatement that resulted from fraud or misconduct by a company employee.
✓Hedging Policy	Under the company's securities compliance and insider trading policy, directors, officers and employees are prohibited from hedging their ownership interest in company securities.
✓Pledging Policy

Under the company's securities compliance and insider trading policy, directors and executive officers are prohibited from pledging company securities as collateral except under limited circumstances and with approval by the Compensation Committee.

2020 Stockholder Advisory Vote to approve Executive Compensation

At our annual meeting of stockholders in May 2020, we held our annual stockholder advisory vote to approve the compensation of our named executive officers (say-on-pay). Our stockholders approved the compensation of our named executive officers as described in our 2020 proxy statement by over 98% of the votes cast. As we evaluated our compensation practices throughout 2020, we considered the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee decided to retain our general approach to executive compensation.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and approve the fees and other retention terms of compensation consultants and other advisers to assist it in its ongoing development and evaluation of company compensation policies and practices and the Committee's determination of compensation awards. For 2020, the Committee engaged Semler Brossy as its independent compensation consultant. The Compensation Committee's independent compensation consultant reports directly to the Committee and not to management. Semler Brossy is independent from our company, has not provided any services to our company other than to the Compensation Committee and Nominating Committee and receives compensation from our company only for services provided to the Committees. The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC rules and has concluded that Semler Brossy's work has not raised any conflict of interest. The Compensation Committee's independent compensation consultant:

•	attends Committee meetings upon request;
•	meets with the Committee without management present;
•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation plan designs;
•

reviews briefing materials prepared by management and outside advisers to management and advises the Committee on the matters included in these materials, including the consistency of proposals with the Committee's compensation philosophy, risks inherent in proposals and comparisons to programs at other companies;

•

prepares for the Committee at least every two years an assessment of the company's compensation programs, including positioning of the programs in the competitive market, to assist the Committee in its analysis of each component of each of our executive officers' compensation packages to assess the proper balance and competitiveness of the tools used to accomplish the objective of each compensation component;

•	reviews drafts of the Compensation Discussion and Analysis; and
•	advises the Nominating Committee on director compensation.

All of the decisions with respect to determining the amount and form of executive compensation under our compensation programs are ultimately made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by the Committee's independent compensation consultant.

Competitive Market Assessments

As part of determining compensation levels for named executive officers, the Committee reviews information regarding the median compensation paid by other companies of comparable size both in our industry and generally. At least every two years, the Committee asks its independent compensation consultant to provide it with a market assessment that utilizes blended market data from the most relevant compensation surveys available. In its December 2020 review, the consultant referenced the Forest Products Industry Compensation Association Survey for industry-specific market data and surveys from Mercer and Willis Towers Watson for general industry market data representing similarly sized companies. The Committee also reviews compensation data from companies within our performance peer group (see “2020 Long-Term Equity Incentive Awards - Peer Group”).

Competitive compensation survey data is gathered by the Committee's compensation consultant and analyzed to most closely reflect competitive pay levels for companies of comparable size and, where possible, similar business focus to our company.

Management Input

In 2020, the company's then Chief Executive Officer, President and Chief Operating Officer, and Vice President, Human Resources recommended to the Compensation Committee changes to base salaries and target amounts for annual cash incentive awards and long-term equity incentive awards for each named executive officer, except the Chief Executive Officer. These recommendations were based on the principal duties and responsibilities of each executive officer, competitor pay levels within our industry, pay levels for comparable companies of similar size within regional and national markets, internal pay equity, and individual performance. In addition, our Vice President, Human Resources provided the Committee with a detailed review of the actual results of the company's corporate and operating divisions compared to the performance goals established at the beginning of the year under our annual incentive plan, and the resulting awards proposed to be made to the named executive officers. In 2020, our Chief Executive Officer and our President and Chief Operating Officer presented evaluations of executives who reported to them and made recommendations to the Committee regarding executive base salary and annual cash incentive compensation and long-term equity compensation for executive officers, and compensation packages for executives being hired or promoted. Our Chief Executive Officer and our President and Chief Operating Officer also recommended performance targets for 2020 for the Compensation Committee to consider.

The Compensation Committee determines any change to the base salary, annual cash bonus and equity awards for the Chief Executive Officer based upon its evaluation of the Chief Executive Officer's performance and advice from the Committee's independent compensation consultant.

Risk Assessment

Company management provides ongoing information to the Compensation Committee regarding aspects of our executive compensation program that could mitigate or encourage excessive risk-taking by company executives. In addition, the Committee periodically requests that its independent compensation consultant provide an assessment of the company's executive compensation program along with recommended modifications, if any. Among the attributes of our executive compensation program that management and the Committee take into consideration in assessing the risks arising from our compensation policies and procedures are:

•	the balance between annual and long-term incentives;
•	the existence of caps on annual and long-term incentive awards;
•	the use of different metrics for annual and long-term incentive awards;
•	the use of rolling performance periods and laddered equity vesting to reduce pressure on any one performance period or vesting date;
•

the ability of company management and the Committee to consider non-financial and other qualitative performance factors such as safety and environmental performance in determining actual compensation packages;

•	stock ownership guidelines that are reasonable and align our executives' interests with those of our stockholders;
•	a prohibition on hedging transactions with respect to company securities or pledging (except in limited circumstances and with Compensation Committee preapproval) company securities; and
•	the company's clawback or Incentive Compensation Recovery Policy.

Compensation Objectives and Elements of Compensation

Compensation Philosophy and Objectives. Our compensation philosophy is to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We also believe that a significant portion of total compensation for our senior executives should be at risk and dependent on the achievement of target levels of performance. In addition, we believe that in order to maintain fiscal discipline, incentive compensation should be subject to thresholds and caps. The key objectives of our compensation program are aimed at helping us to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and to align our employees' interests with those of our stockholders.

Compensation Components. We balance our executives' compensation packages among three components, as shown below.

EXECUTIVE COMPENSATION	=	BASE SALARY	+	ANNUAL CASH INCENTIVES	+	LONG-TERM EQUITY INCENTIVES

Salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent needed to run our business. Our annual cash incentives reward employees for helping us achieve annual financial targets, and our long-term equity incentives reward employees for helping us to achieve the company’s overall long-term business objectives and perform at a level of TSR that exceeds that of our performance peers. We compensate executives with higher levels of responsibility with a higher proportion of at-risk incentive compensation and equity compensation, so their interests are closely aligned with those of our stockholders. Depending upon an executive officer's pay grade, approximately 55%-80% of the officer's compensation is composed of a combination of annual cash incentive awards based on operational performance goals, and long-term equity incentive grants. Seventy-five percent of our 2020 long-term incentive awards to our named executive officers vest based on performance, which is measured based on achievement of relative TSR over a three-year period. See “Summary Comparison of 2020 Target and Actual Compensation” below for each named executive officer's specific compensation mix for 2020.

To ensure fiscal discipline, we set threshold performance levels so that no incentive awards are made if performance results fall below threshold levels, and we set caps on the aggregate amount of incentive compensation that we pay, regardless of actual performance results.

2020 Base Salary

As part of determining executive base salaries, the Compensation Committee reviews information regarding median base salaries for companies of comparable size, both in our industry and generally, and also considers the individual executive's job performance, long-term potential and tenure. Base salary ranges are established for each pay grade of salaried employees, including our Chief Executive Officer. We determine an executive's rate of pay within the salary range for his or her position based upon the executive's level of experience and performance relative to his or her individual performance plan. Each executive's individual performance plan contains operational, financial, safety, environmental and diversity objectives determined by the executive together with his or her supervisor. For 2020, our Chief Executive Officer's base salary was set by the Committee in its sole discretion after consultation with its independent compensation consultant and the Committee approved the base salaries of the other named executive officers after discussions with the Chief Executive Officer and President and Chief Operating Officer.

In February 2020, the Compensation Committee approved base salary increases of 3.91% for Mr. Covey, 3.00% for Mr. Cremers, 3.00% for Mr. Richards, 3.00% for Mr. Temple, and 3.00% for Ms. Tyler. These increases were based on consideration of (i) their individual performance over time, as well as contributions specific to 2019, and (ii) continued tracking and alignment to the midrange competitive markets for the specific role.

Name	Base Salary Increase (% Increase)	Base Salary 2020 ($)	Base Salary 2019 ($)
Michael J. Covey	3.91	930,000	895,000
Jerald W. Richards	3.00	412,000	400,000
Eric J. Cremers	3.00	617,000	599,000
Thomas J. Temple	3.00	389,300	378,000
Michele L. Tyler	3.00	360,500	350,000

2020 Annual Cash Incentive Awards

Pursuant to the terms of the company's Annual Incentive Plan, each year the Compensation Committee establishes target annual bonuses for our executive officers as a percentage of base salary based on the recommendations of management and the Committee's independent compensation consultant after a review of the compensation practices of companies of comparable size both in our industry and generally. These targets are set forth below under “Summary Comparison of 2020 Target and Actual Compensation.” The Committee approved a target award of 150% of base salary under the Annual Incentive Plan for Mr. Covey for 2020, up from 100% of his base salary for 2019. This increase was made to drive closer alignment to the midrange competitive markers and to amplify Mr. Covey’s focus on current financial and operational imperatives.

Annual bonuses are subject to adjustment based on corporate and operating division financial performance. At the beginning of the year, the Committee, with input from our President and Chief Executive Officer, approves a scale of modifiers for our executive officers based on a range of possible financial performance outcomes. At the end of the year, actual financial performance is compared to the Committee's pre-approved performance scale to determine the modifiers to apply to the target awards. Awards may be further adjusted based on the results of the individual employee's annual performance review, the operating division's performance, the company's overall performance or unusual, extraordinary or infrequently occurring items. The Committee also considers safety performance, environmental performance and other factors when approving awards. Under the Annual Incentive Plan, the Committee also has discretionary authority to reduce awards to executive officers to zero or increase awards to executive officers up to 200% of target.

In order to reflect both our REIT structure and our wood products operations, we used the following performance measures for purposes of the 2020 annual cash incentive awards:

•	Funds from operations, or FFO, measured at the corporate level against a pre-defined target; and
•	Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, measured at each operating division against pre-defined targets.

We define FFO as net income, plus depletion, depreciation and amortization, basis of real estate sold, and certain special items such as debt extinguishment costs, pension settlement charge and net, non-cash asset impairment and eliminations. The use of this measure is intended to focus eligible employees on generating profits by both increasing revenues and controlling costs. In addition, FFO is the primary measure used by the investment community to measure REIT performance. We believe that profitable growth reflected in our FFO and EBITDDA measures will drive stockholder value over time. Furthermore, the Committee believes that at the division level, measuring EBITDDA rather than FFO is a simpler approach and provides more transparency to employees, as the divisions do not make capital allocation decisions.

Pursuant to our Annual Incentive Plan, at the beginning of 2020, a target incentive pool value was calculated based on the sum of the target annual incentive amounts for each participant in the plan. Based upon the company's 2020 budget approved by our Board and the input and recommendations of management, the Committee approved the following FFO performance scale and the corresponding incentive pool modifiers for 2020:

Performance Level	2020 FFO Performance (Versus 2020 FFO Budgeted Target)	Incentive Pool Multiplier (Multiple of Target Pool)
Threshold	80% of $125.9 million FFO Budget, or $100.7 million FFO	0.25 x Target Pool
Target	100% of $125.9 million FFO Budget	1.00 x Target Pool
Maximum	126.7% of $125.9 million FFO Budget, or $159.5 million FFO	2.00 x Target Pool

The incentive pool multiplier for FFO performance proportionately increases or decreases between threshold and target levels and between target and maximum levels. The incentive pool is not funded for FFO performance below threshold level. The funding scale is determined each year with consideration to the ratio of incentive dollars to FFO dollars above threshold and up to maximum.

The company's actual 2020 FFO can be calculated from the audited consolidated statements of cash flows included in our 2020 Annual Report on Form 10-K and adjusting for a $31.8 million pension settlement charge, net of tax. For 2020, the company's actual FFO was $301.8 million, or 239.7% of the budgeted target of $125.9 million, which resulted in a calculated incentive pool multiplier of 2.0.

The overall funded incentive pool was allocated to create incentive pools for corporate and operating divisions based on the following:

•	Corporate: corporate FFO performance, modified based on the achievement of measurable strategic objectives; and
•	Operating Divisions: operating division EBITDDA performance (weighted 75%) and corporate FFO performance (weighted 25%).

The operating division allocation is based in part on corporate FFO performance to motivate a division to maximize its contribution to company FFO in the event that for reasons beyond the division’s control (e.g., a market downturn) division EBITDDA goals cannot be met.  The Committee has discretion to adjust FFO and EBITDDA calculations for extraordinary items, as appropriate, and to reduce or increase awards.

The actual 2020 EBITDDA performance for each operating division relative to the target 2020 EBITDDA performance was as follows:

Operating Division	Actual 2020 EBITDDA ($ in millions)(1)	Target 2020 EBITDDA ($ in millions)	Percent of Target Achieved (%)
Timberlands	182.8	127.1	143.8
Wood Products	176.1	35.9	490.5
Real Estate	86.5	41.2	209.9
(1)

Each of our operating division’s actual 2020 EBITDDA is shown in Note 3 to the audited consolidated financial statements included in our 2020 Annual Report on Form 10-K. Actual 2020 EBITDDA for each of the Timberlands and Wood Products divisions was calculated by taking the division’s operating income and adding depreciation, depletion and amortization. Actual 2020 EBITDDA for the Real Estate division was calculated by taking the division’s operating income and adding the basis of real estate sold before eliminations and adjustments plus depreciation.

Determination of 2020 Annual Incentive Award Payment. The Compensation Committee made awards from the applicable funded incentive pool to our named executive officers based on recommendations from the President and Chief Executive Officer, competitive data provided by the independent compensation consultant and the results of individual performance reviews.

In determining the awards for each of Mr. Covey and Mr. Cremers, the Committee considered its evaluation of their respective performance against their financial, operational and strategic goals of 2020. In addition, Mr. Covey provided input on Mr. Cremers’ performance in 2020. The Committee discussed these evaluations in executive session without their presence.

The recommendations of the President and Chief Executive Officer to the Committee concerning the payment of awards for each of the other executive officers were based on the individual performance evaluations of those officers. These evaluations took into account objective criteria in the form of operating results against budget, and subjective criteria such as performance against strategic goals which involve the exercise of discretion and judgment in assessing performance attainment.

2020 Long-Term Equity Incentive Awards

Our long-term incentive program is intended to link compensation to long-term company performance. Under our long-term incentive program we grant two types of equity awards:

•

performance shares, which reward employees for company performance over a three-year period that exceeds the applicable performance peer group, encourage employees to focus on the creation of long-term stockholder value and align the interests of employees with those of our stockholders; and

•	restricted stock units, which vest on December 31 immediately preceding the third anniversary of the grant date, and aid in the recruitment and retention of key employees.

The effective grant date for equity awards is the day of the Compensation Committee meeting at which the awards are approved, typically in February of each year. These meetings are scheduled well in advance of the actual meeting date and are not coordinated with the release of any material, non-public information. Equity grants to executive officers who are hired during the year are generally effective upon the executive's start date.

Long-Term Equity Incentive Award Guidelines. The Compensation Committee has approved “guideline” long-term incentive values for each executive eligible for long-term equity incentive awards other than the President and Chief Executive Officer. These guideline values are targeted at the median of competitive practice, and for the 2020 long-term incentive grants, were based on a 2018 assessment of compensation programs of comparably sized companies by the Committee's independent compensation consultant. Guideline values are converted to performance shares and restricted stock units in a given year by dividing the values by an amount equal to the closing price of company common stock on the grant date. The actual number of equity awards granted to eligible employees is further subject to an increase or decrease from the guideline value at the Committee's discretion, based upon management's assessment of an individual employee's past contributions and potential future contributions to the company. In the case of the company's Chief Executive Officer, the Committee determines in its sole discretion the number of equity awards to be granted based on a review by the Committee's independent compensation consultant of competitive practices and the Committee's evaluation of the Chief Executive Officer's performance.

Restricted Stock Units. Restricted stock units vest on December 31 immediately preceding the third anniversary of the grant date unless the officer's employment with the company is terminated for any reason other than death, disability or retirement. See “Potential Payments upon Termination or Termination Following a Change in Control.” We have also granted restricted stock units to newly hired executives to replace the value of equity awards that were forfeited when they left their prior employer and to align the interests of new executives to those of our stockholders.

Performance Shares. Performance shares are earned based on the company's TSR over a three-year performance period relative to the median TSR of performance peer group (weighted 50%) and the company's TSR percentile ranking relative to all companies within the NAREIT All Equity REITs Index (of which we are a member) (weighted 50%) over such performance period. TSR is calculated based on stock price appreciation plus cash and share distributions. See “2020 Long-Term Equity Incentive Awards - Performance Peer Group.”

Threshold, Target and Maximum. The Compensation Committee believes that for purposes of measuring company performance for awarding performance shares:

•	performance measures should be subject to thresholds so that an executive officer's compensation should be at risk if minimal performance is not achieved;
•

performance measures at which 100% of target amounts are earned should be established at median levels, consistent with our philosophy of compensating executives at or near the median compensation paid by companies of comparable size; and

•	performance-based compensation should be capped at 200% of targeted shares in order to maintain fiscal discipline and reduce risk-taking.

2020 Long-Term Equity Incentive Awards. In 2020, the Compensation Committee approved long-term incentive awards for all eligible employees consisting of performance shares (75%) and restricted stock units (25%).

The performance shares granted in 2020 to the then Chief Executive Officer, the then President and Chief Operating Officer and other employees are earned based upon company performance over a three-year period ending December 31, 2022. The following table sets forth the relative TSR performance scale and the corresponding number of shares earned as a percentage of the weighted targets that were set by the Committee. The percentage of performance shares earned is the sum of the percentage multiple in each column divided by two.

POTLATCHDELTIC CORPORATION TSR COMPARISON

Median TSR of Five Performance Peers	Percent of Shares Issued (%)	TSR Percentile Ranking NAREIT All Equity REITS Index	Percent of Shares Issued (%)
(weighted 50%)		(weighted 50%)
Below Threshold	—	Below Threshold	—
Threshold (Median - 7.5%)	25	Threshold (33rd percentile)	25
Target (Median)	100	Target (50th percentile)	100
Maximum (Median + 15%)	200	Maximum (85th percentile)	200

The number of performance shares earned for each factor proportionately increases or decreases between threshold and target levels for the factor and between target and maximum levels for the factor. The Committee continues to believe that no performance shares should be earned with respect to a performance factor for performance below the applicable threshold performance level.

Adjustments to Performance Share Awards. The Compensation Committee reserves the right to reduce or eliminate any performance share award to an executive, or to all executives as a group for any reason. The Committee did not exercise this authority for 2020.

Performance Peer Group. As a specialized REIT, we consider our peer companies for purposes of TSR comparisons to consist of “pure play” timber REITs and other forest product companies. Five forest product companies are used for benchmarking our TSR when determining performance share outcomes. The forest product companies used for benchmarking in 2020 are as follows:

Company	Annual Revenue ($)(1)	Market Capitalization ($)(2)	GICS Sub Industry
Weyerhaeuser	7,476	24,534	Specialized REITs
UFP Industries (formerly known as Universal Forest Products)	5,154	3,774	Building Products
Rayonier	859	4,455	Specialized REITs
St. Joe	161	2,749	Diversified Real Estate Activities
Catchmark Timber Trust	104	495	Specialized REITs
PotlatchDeltic Corporation	1,041	3,389	Specialized REITs

(1)	In millions, for the 2020 fiscal year, based on publicly available information.

(2)	In millions as of March 4, 2021.

As the number of publicly traded forest products companies has declined, we supplemented our peer group starting in 2015 with the NAREIT All Equity REIT Index.

Summary Comparison of 2020 Target and Actual Compensation

The following table shows the target and the actual amounts for salary and annual and long-term incentive awards for our named executive officers, along with the 2020 percentage of total direct compensation represented by the amount of each component (i.e., the mix of pay).

		TARGET VALUE			ACTUAL VALUE
	TARGET 2020 TOTAL DIRECT COMPENSATION(1)			ACTUAL 2020 TOTAL DIRECT COMPENSATION(1)
Name	Salary ($) (% of Total)	Target short-term incentive award ($)(cash) (% of Total)	Guideline long-term incentive grant value ($)(equity)(2) (% of Total)	Salary ($)(3) (% of Total)	Actual short-term incentive award ($)(cash) (% of Total)	Actual long-term incentive grant value ($)(equity) (% of Total)
Michael J. Covey	930,000	1,395,000	2,139,000	924,615	2,790,000	2,139,000
	20.83	31.25	47.92	15.8	47.7	36.5
Jerald W. Richards	412,000	206,000	473,800	410,154	412,000	473,800
	37.7	18.9	43.40	31.6	31.8	36.6
Eric J. Cremers	617,000	431,900	771,300	614,231	863,800	771,300
	33.9	23.7	42.40	27.3	38.4	34.3
Thomas J. Temple	389,300	175,185	428,200	387,562	350,400	428,200
	39.2	17.6	43.13	33.2	30.0	36.7
Michele L. Tyler	360,500	180,250	414,600	358,885	360,500	414,600
	37.7	18.9	43.40	31.6	31.8	36.6

(1)	Total direct compensation is the sum of base salary, annual cash incentives and long-term equity incentives.

(2)

These amounts represent the dollar value of the restricted stock unit award granted in February 2020, and the target value of the performance shares granted in February 2020 for the performance period 2020-2022, in each case computed by multiplying the guideline value by the individual performance modifier. Such amounts may or may not be paid out depending on the company’s performance or the executive’s continued employment, as applicable, over the three-year vesting and performance period. See “2020 Long-Term Equity Incentive Awards” for a description of performance measures and threshold, target and maximum goals for performance share awards.

(3)	This column includes salary paid for the full or partial year the employee worked. Actual salaries differ from target due to timing of merit increase fulfillment.

Other Elements of the Executive Compensation Program

We do not provide perquisites or other personal benefits to our named executive officers, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of insurance premiums for accidental death and dismemberment insurance. The company reimburses named executive officers for certain relocation expenses pursuant to a relocation program. Pursuant to the company's relocation program, reimbursement of the employee's loss on sale of his or her home is capped and the relocating employee's home is only purchased if not sold within 90 days and then only at a purchase price equal to the average of two independent appraisals of fair market value. Our health care and other medical insurance programs, as well as our 401(k) Plan, are the same for all salaried employees, including officers.

Salaried Retirement Plan. Our Salaried Retirement Plan provides a pension to our salaried and certain other eligible employees who were participants in the plan before January 1, 2011, including certain of our named executive officers. We believe this plan is competitive with our peers and is intended to provide a source of income for our salaried and certain other eligible employees following retirement. This plan is discussed in detail on pages 45 and 46. Effective January 1, 2011, our Salaried Retirement Plan was closed to new entrants.

Supplemental Plan II. Our Salaried Supplemental Benefit Plan II (Supplemental Plan) provides retirement benefits to our eligible salaried employees including our named executive officers, based upon the benefit formula of our Salaried Retirement Plan and our Salaried 401(k) Plan but without regard to the IRS compensation and benefit limitations applicable to these tax-qualified plans. We believe this plan is competitive with our peers and companies of comparable size, and is intended to provide a retirement benefit commensurate with participant compensation, as we do for other employees. This plan is discussed in detail on pages 46 and 47.

401(k) Plan. Our Salaried 401(k) Plan permits our salaried and certain other eligible employees, including our named executive officers, to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. We match $0.70 for every $1.00 that a participant contributes to our Salaried 401(k) Plan, up to the first 6% of his or her eligible compensation, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are 100% vested in the matching contributions upon completion of two years of service. In connection with the closure of our Salaried Retirement Plan to new employees in 2011, we amended our Salaried 401(k) Plan to provide for annual company contributions equal to 3% of eligible compensation for employees hired between January 1, 2011 and June 1, 2015, in addition to the company match. Employees hired after June 1, 2015 receive only the company match.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Post-Termination Severance Benefits. The company maintains a severance program that provides severance benefits to our named executive officers and certain other officers and executive employees. Benefits are payable under the severance program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control. The Committee believes the severance program is competitive with those of our peer companies and serves our recruitment and retention efforts. The section entitled “Potential Payments Upon Termination or Termination Following a Change in Control” provides additional information regarding the severance program and the estimated potential incremental benefits under the program for the named executive officers.

Officer Stock Ownership Guidelines

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives' long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

President and Chief Executive Officer*	Value of Shares = 5 x Base Salary
Chief Financial Officer	Value of Shares = 2 x Base Salary
Vice President	Value of Shares = 2 x Base Salary

*In his role as Executive Chairperson of the Board, Mr. Covey continues to be subject to the stock ownership guidelines that applied to him as Chief Executive Officer.

Each executive must acquire within five years of his or her becoming an executive officer subject to the stock ownership guidelines, a minimum number of shares based on the applicable value shown above. Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards paid under our annual incentive program and any vested restricted stock units all count towards the ownership requirement. Shares subject to unvested restricted stock units or unearned performance shares, however, do not count toward the ownership guidelines. An executive must meet and maintain the stock ownership requirement in order to sell any company stock.

As of March 1, 2021, all of our named executive officers met their stock ownership requirements or had less than five years’ tenure as an executive officer and were in compliance with the guidelines. See “Security Ownership of Directors and Executive Officers.”

Our officers' stock ownership guidelines may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Officer Stock Ownership Guidelines.”

Prohibition on Hedging and Pledging

The company's securities compliance and insider trading policy prohibits directors, officers and employees from engaging in speculative transactions involving company securities, including entering into hedging or monetization transactions or similar arrangements with respect to company securities. The policy also prohibits directors and executive officers from pledging company securities except under limited circumstances and with approval by the Compensation Committee.

A copy of our securities compliance and insider trading policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Securities Law Compliance and Insider Trading Policy.”

Recovery of Incentive Compensation

The Compensation Committee has adopted a “clawback” policy, which provides that all incentive awards granted to executive officers after December 31, 2009 will provide our Board of Directors the discretion to require that the executive officer reimburse the company if:

•	payment was predicated upon the achievement of specific financial results that were subsequently the subject of a material financial restatement;
•	in the Board's view, a company employee engaged in fraud or misconduct that caused or partially caused the need for such material financial restatement by the company; and
•	lower payment, settlement, grant or vesting would have occurred based upon the restated financial results.

The amount to be reimbursed is the amount by which any incentive awards previously paid, settled, granted or vested on the basis of previously stated financial results within the two year period preceding the date of disclosure of the material financial restatement, exceeded the lower amounts that would have been paid, settled, granted or vested based on the restated financial results.

A copy of our Incentive Compensation Recovery Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Incentive Compensation Recovery Policy.”

Tax Considerations

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and its executives. Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017, or TCJA, largely eliminated that exception starting in 2018. While the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders even if it does not qualify for a tax deduction. Because of the importance of linking pay and performance, grants of performance share awards made for 2020 continued to impose performance conditions.

REPORT OF THE EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE

The Executive Compensation and Personnel Policies Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2020 Annual Report on Form 10-K.

The Committee Members

Lawrence S. Peiros (Chair)
Linda M. Breard
D. Mark Leland

Reverend Keller served as a member of the Compensation Committee until his retirement on May 4, 2020. Mr. Quesnel served as a member of the Committee until his retirement on December 31, 2020.

EXECUTIVE COMPENSATION TABLES

2020 Compensation

Summary Compensation Table

The table below sets forth information regarding the compensation for each of our 2020 named executive officers. The information contained in the Summary Compensation Table should be viewed together with the “2020 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of annual and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Covey*	2020	924,615	2,248,574	2,790,000	822,451	52,608	6,838,249
Executive Chairperson (Former Chief	2019	890,692	2,184,603	—	1,460,623	112,397	4,648,315
Executive Officer)	2018	863,154	2,248,648	1,500,000	228,663	117,318	4,957,782

Jerald R. Richards	2020	410,154	498,070	412,000	—	31,666	1,351,890
Vice President and	2019	396,425	488,179	—	—	52,196	936,800
Chief Financial Officer	2018	375,076	463,733	303,300	—	54,689	1,196,797

Eric J. Cremers**	2020	614,231	810,834	863,800	645,624	32,234(5)	2,966,723
President and Chief	2019	596,022	1,794,637	—	644,905	60,376	3,095,940
Executive Officer	2018	577,046	803,916	699,900	137,330	59,566	2,277,757
(Former President and Chief Operating Officer)

Thomas J. Temple	2020	387,562	450,159	350,400	196,663	22,138	1,406,922
Vice President, Wood Products	2019	374,198	361,036	—	249,350	33,860	1,018,444
	2018	351,198	371,146	299,300	84,366	32,296	1,138,305

Michele L. Tyler	2020	358,885	435,844	360,500	—	62,365(6)	1,217,594
Vice President, General Counsel & Corporate Secretary

* In connection with an executive succession plan, Mr. Covey resigned as Chief Executive Officer, effective December 31, 2020, and continued in his role as Executive Chairperson of the Board, effective January 1, 2021.

**Mr. Cremers was appointed President and Chief Executive Officer, effective January 1, 2021.

(1)

This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, but excluding the effect of any estimated forfeitures, of performance shares (at target) and restricted stock units granted in 2018, 2019 and 2020. In accordance with FASB Topic 718, the grant date fair value reported for all restricted stock units was computed by multiplying the number of shares subject to the restricted stock unit award by the closing price of our stock on the grant date. The grant date fair values reported for performance shares were based upon the probable outcome of the TSR condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures. The estimate of the aggregate compensation cost to be recognized over the performance period was determined by using a Monte Carlo simulation model, yielding a value of $45.04 per share for the 2020 grant, $37.87 per share for the 2019 grant, and $75.37 per share for the 2018 grant. The assumptions made in connection with this estimate are discussed in Note 13 to our Financial Statements included in our 2020 Form 10-K.

(2)	This column reflects the cash awards under our annual incentive plan.
(3)

Amounts shown represent the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit pension plans. No portion of the amounts shown in this column is attributable to above-market or preferential earnings on deferred compensation.

(4)

2020 amounts shown include 401(k) company match of $11,970 for Mr. Covey, $20,539 for Mr. Richards, $11,970 for Mr. Cremers, $11,970 for Mr. Temple, and $11,970 for Ms. Tyler; allocations under the 401(k) Plan Supplemental Benefit portion of our Salaried Supplemental Benefit Plan II of $26,864 for Mr. Covey, $9,011 for Mr. Richards, $13,828 for Mr. Cremers, $4,308 for Mr. Temple, and $3,103 for Ms. Tyler; and premiums paid for life insurance in the amount of $13,774 for Mr. Covey, $2,116 for Mr. Richards, $4,937 for Mr. Cremers, $5,860 for Mr. Temple and $1,851 for Ms. Tyler.

(5)	The amount shown for Mr. Cremers also includes company match of $1,500 under our Matching Gift to Education Program.
(6)

The amount shown for Ms. Tyler also includes the following payments and reimbursements made pursuant to our salaried employee relocation program: (i) $27,424 of relocation expenses and (ii) tax gross-up of $18,017 relating to reimbursed amounts included in gross income.

2020 Grants of Plan-Based Awards

The table below provides information regarding 2020 grants of annual and long-term incentive awards for the named executive officers, including the range of estimated possible payouts under our annual incentive plan and estimated future payouts under our performance share program and the grant date fair value of restricted stock units. The following table excludes any dividend equivalents that may become payable with respect to the awards.

								All Other Stock Awards:
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Covey	2/13/2020				9,513	38,051	76,102		1,713,817
	2/13/2020							12,684	534,757
		348,750	1,395,000	5,580,000					—
Jerald W. Richards	2/13/2020				2,107	8,429	16,858		379,642
	2/13/2020							2,809	118,427
		51,500	206,000	824,000					—
Eric J. Cremers	2/13/2020				3,430	13,721	27,442		617,994
	2/13/2020							4,574	192,840
		107,975	431,900	1,727,600					—
Thomas J. Temple	2/13/2020				1,905	7,618	15,236		343,115
	2/13/2020							2,539	107,044
		43,796	175,185	700,740					—
Michele L. Tyler	2/13/2020				1,844	7,376	14,752		332,215
	2/13/2020							2,458	103,629
		45,063	180,250	721,000					—

(1)

Actual amounts paid under our annual incentive plan for performance in 2020 were paid in February 2021 (unless deferred under our Management Deferred Compensation Plan) and are reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan range from zero to 2.0 times target, based on company performance for the year multiplied by individual modifiers ranging from zero to 2.0. The amounts shown are for target performance. To show the lowest and highest awards available, the amounts shown for threshold assume .25 times target and those for maximum assume 2.0 times target. See the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The annual incentive plan is described in “Compensation Discussion and Analysis” beginning on page 26.

(2)

Amounts shown represent the threshold, target and maximum performance shares for the 2020-2022 performance period. Performance shares are granted at target performance level. The performance share program is described in “Compensation Discussion and Analysis” beginning on page 26.

(3)

This column includes Restricted Stock Units (RSUs) granted in 2020 that vest on December 31 immediately preceding the third anniversary of the grant date, unless the officer's employment with the company is terminated for any reason other than death, disability or retirement or in connection with a Change in Control. See “Potential Payments upon Termination or Termination Following a Change in Control.”

(4)

The grant date fair value of the restricted stock units has been calculated using the closing price of our common stock on the grant date (February 13, 2020) of $42.16, as described more fully in footnote (1) to the Summary Compensation Table. The grant date fair value of the performance share awards has been calculated based on the probable outcomes of the TSR condition as of the grant date, consistent with FASB topic 718, yielding a value of $45.04 per performance share.

Current Equity Holdings

2020 Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding the outstanding unvested or unearned stock awards held by the named executive officers as of December 31, 2020. The market value of unvested stock awards is based on the closing stock price of company common stock of $50.02 on December 31, 2020, the last trading day of the year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael J. Covey
Performance Share Grant (2019-2021)			95,578	4,780,812
Performance Share Grant (2020-2022)			79,266	3,964,885
RSU Grant (2019-2021) (5)	15,533	776,961
RSU Grant (2020-2022) (6)	13,049	652,711
Jerald W. Richards
Performance Share Grant (2019-2021)			21,358	1,068,327
Performance Share Grant (2020-2022)			17,560	878,351
RSU Grant (2019-2021) (5)	3,560	178,071
RSU Grant (2020-2022) (6)	2,926	146,359
Eric J. Cremers
Performance Share Grant (2019-2021)			34,766	1,738,995
Performance Share Grant (2020-20220			28,584	1,429,772
RSU Grant (2019-2021) (5)	5,664	283,313
RSU Grant (2020-2022) (6)	4,717	235,944
Special RSU Grant (2019-2022) (7)	24,693	1,235,144
Thomas J. Temple
Performance Share Grant (2019-2021)			15,796	790,116
Performance Share Grant (2020-2022)			15,870	793,817
RSU Grant (2019-2021) (5)	2,579	129,002
RSU Grant (2020-2022) (6)	2,618	130,952
Michele L. Tyler
Performance Share Grant (2020-2022)			15,366	768,607
RSU Grant (2020-2022) (6)	2,560	128,051
Special RSU Grant (2019-2021) (8)	1,061	53,071
Special RSU Grant (2019-2022) (9)	1,061	53,071

(1)

Includes number of restricted stock units granted, plus dividend equivalents through December 31, 2020. Also includes restricted stock units that are not subject to forfeiture and will be paid out upon the officers’ separation from the company.

(2)	Value of restricted stock units calculated using the $50.02 per share closing price of our common stock on December 31, 2020.
(3)

This column shows performance shares granted, plus dividend equivalents accrued through December 31, 2020. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment date. The award grants for the 2019-2021 and the 2020-2022 performance periods are shown at maximum. The actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in the table.

(4)	Value of performance shares calculated using the $50.02 per share closing price of our common stock on December 31, 2020.

(5)	100% of the shares listed will vest on December 31, 2021.
(6)	100% of the shares listed will vest on December 31, 2022.
(7)	100% of the shares will vest on September 24, 2022.
(8)	100% of the shares listed will vest on August 28, 2021.
(9)	100% of the shares listed will vest on August 28, 2022.

2020 Stock Vested Table

For the year 2020, the table below provides, for each of our named executive officers, the number of stock awards vested and the value realized due to the vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Covey	46,899	2,510,503
Jerald W. Richards	9,676	517,956
Eric J. Cremers	16,767	897,538
Thomas J. Temple	7,741	414,376
Michele L. Tyler	1,042	47,953

(1)

This column shows the gross number of performance shares earned for the performance period 2018-2020, plus dividends accrued during the performance period. During the performance period, the company’s annualized TSR was 3.11%, which ranked the company approximately 2.58% above the median performance of the company’s performance peers during the performance period, and the company’s aggregate TSR for the 2018-2020 performance period was 9.62%, which ranked the company at 60th among the NAREIT All Equities REIT Index companies, resulting in a multiplier of 124.59% being applied to the target grant of performance shares. The Compensation Committee approved settlement of the performance shares in February 2021 and actual settlement occurred in the same month, which included withholding for tax purposes and the resulting receipt of fewer shares by each named executive officer than shown in the table. Additionally, this column includes restricted stock units that vested in 2020 plus dividends accrued during the vesting period.

(2)

The value of the performance shares was calculated using the $53.53 per share closing price of company common stock on February 11, 2021 (the date the Compensation Committee approved payment of the awards). The dividend equivalents were calculated using the closing stock price on the dividend payment dates. Restricted stock units are calculated using the market value of the underlying shares on the vesting date, including the market value of any dividend equivalents that have accrued on the underlying shares as of the vesting date. Dividend equivalents for restricted stock units are calculated using the closing price of our common stock on the dividend payment dates.

Post-Employment Compensation

2020 Pension Benefits Table

The table below shows the actuarial present value of each named executive officer's accumulated benefit payable on retirement under our tax-qualified Salaried Retirement Plan, or Retirement Plan, and under the Retirement Plan Supplemental Benefit portion of our non-qualified Salaried Supplemental Benefit Plan II, or Supplemental Plan. Effective January 1, 2011, the company closed the Retirement Plan and the Supplemental Plan to employees hired on or after that date.

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(3)
Michael J. Covey	Supplemental Plan II	14.90	5,925,034
	Salaried Plan	14.90	932,235
Jerald W. Richards (1)	Supplemental Plan II	—	—
	Salaried Plan	—	—
Eric J. Cremers	Supplemental Plan II	13.46	2,377,811
	Salaried Plan	13.46	773,231
Thomas J. Temple	Supplemental Plan II	12.16	702,515
	Salaried Plan	12.16	737,866
Michele L. Tyler (2)	Supplemental Plan II	—	—
	Salaried Plan	—	—

(1)	Mr. Richards joined the company in August 2013 and therefore does not participate in the Salaried Retirement Plan.
(2)	Ms. Tyler joined the company in August 2019 and therefore does not participate in the Salaried Retirement Plan.
(3)

The present value of accumulated benefits was computed by Mercer, the company's pension actuary, utilizing the following assumptions: discount rate of 2.65%; zero percent future salary growth; normal retirement age of 62 or current age, (age 55 is assumed for Mr. Covey under the Supplemental Plan); service as of the fiscal year-end; PRI-2012 white collar Annuitant Mortality with generational projection using Mercer’s modified MP2019 scale (MMP2019); and IRS limitations and Social Security covered compensation as of the measurement date.

Summary of Plan Benefits

Salaried and other eligible employees who were participants in the plan before January 1, 2011, including certain of our named executive officers, are eligible to receive retirement benefits under the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings generally include base salary and annual cash bonus awards or annual cash incentive awards, whichever is higher. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Benefit Available If:	Benefit Amount
Normal Retirement	Employment with company terminates after eligible employee attains age 65

Calculate the final average monthly earnings (highest consecutive 60 months of final 120 months earnings divided by 60) multiplied by 1%, multiplied by years of credited service, plus portion of final average monthly earnings that exceeds the Social Security Benefit Base multiplied by 1/2% multiplied by years of credited service up to 35

Early Retirement	Employment with company terminates after eligible employee turns 55 and has ten or more years of vesting service	Calculate the monthly normal retirement benefit (as described above), then reduce that amount by 1/12 of 5% (5% per year) for each month the retirement age is less than age 62

Required survivor benefits are paid under the Retirement Plan. Benefits generally are paid in the form of joint and survivor 50% annuity or single life annuity if the participant is unmarried. Alternate annuity forms of payment are available subject to the actuarial equivalence factors used for all salaried employees in the Retirement Plan.

The benefits payable under the Retirement Plan and our Salaried 401(k) Plan, or the 401(k) Plan, are supplemented by benefits paid under the Supplemental Plan for certain salaried and other eligible employees including our named executive officers. Benefits paid under the Supplemental Plan are calculated in accordance with the normal retirement benefit formula or early retirement formula described in the table above with respect to the Retirement Plan, taking into account the vested benefit that would have been paid under the Retirement Plan if:

•	the limitations imposed by the Internal Revenue Code on maximum eligible annual earnings ($285,000 in 2020) and maximum annual retirement benefits ($230,000 in 2020) did not apply; and
•	any deferred bonus awards were paid to the eligible employee in the year deferred.

From this sum, the benefit paid under the Retirement Plan is subtracted to determine the benefit paid under the Supplemental Plan.

For example, in 2020, the maximum compensation allowed under the Retirement Plan was $285,000. For an executive earning $300,000 in 2020, the Retirement Plan uses compensation of $285,000 in the benefit formula, while the Supplemental Plan uses the full $300,000, producing a higher total benefit value.

Eligible employees become vested in the Supplemental Plan on the completion of five years of vesting service. Benefits paid under the retirement portion of the Supplemental Plan are paid beginning no later than 90 days after the date the eligible employee turns 55 or terminates employment, whichever is later and, at the eligible employee's election, in one of the annuity forms available under the Retirement Plan (other than the Social Security adjustment option), except benefits with total actuarial present value of $50,000 or less, which are paid in a lump sum.

2020 Nonqualified Deferred Compensation Table

The table below shows the fiscal year contributions made by and on behalf of each of the named executive officers under the 401(k) Plan portion of the Supplemental Plan, as well as amounts deferred during the fiscal year under our Management Deferred Compensation Plan. The amounts shown for aggregate earnings, aggregate withdrawals/ distributions and aggregate balance include all such amounts for these plans as well as the Supplemental Plan and certain other predecessor deferred compensation plans in which the named executive officer participates.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/20) ($)(3)
Michael J. Covey	—	26,864	1,223,939	—	7,910,989
Jerald W. Richards	—	9,011	74,691	—	471,734
Eric J. Cremers	—	13,828	93,922	—	621,848
Thomas J. Temple	—	4,308	11,753	—	155,965
Michele L. Tyler	—	3,103	165	—	3,268

(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the Summary Compensation Table.
(2)	None of the Aggregate Earnings reported in this table are included in the Summary Compensation Table for the 2020 fiscal year because they do not represent above-market or preferential earnings.
(3)

The following amounts of registrant contributions in 2020, 2019 and 2018 included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for 2020, 2019, and 2018, except that the amounts shown for Ms. Tyler have been reported in the Summary Compensation Table only for 2020:

Name	2020 ($)	2019 ($)	2018 ($)
Michael J. Covey	26,864	88,649	95,430
Jerald W. Richards	9,011	30,220	33,543
Eric J. Cremers	13,828	42,669	45,778
Thomas J. Temple	4,308	16,527	16,040
Michele L. Tyler	3,103	—	—

In addition to the retirement benefits described above, the Supplemental Plan also provides benefits supplemental to the 401(k) Plan to the extent that an eligible employee has made the maximum contributions permitted under the 401(k) Plan and the eligible employee's allocations of “company contributions” are reduced under the 401(k) Plan due to Internal Revenue Code limits or because the eligible employee has deferred an applicable award under our annual incentive plan. For years after 2004, eligible employees are credited with contributions under the Supplemental Plan equal to the difference between the amount of company contributions and allocable forfeitures actually allocated to the eligible employee under the 401(k) Plan for the year and the amount of company contributions and allocable forfeitures that would have been allocated to the eligible employee under the 401(k) Plan if the eligible employee had made “participating contributions” equal to 6% percent of his or her earnings determined without regard to the Internal Revenue Code limit on maximum eligible compensation ($285,000 in 2020) and without regard to deferral of any award otherwise payable under our annual incentive plan. Amounts credited to the Supplemental Plan on behalf of eligible employees are deemed to be invested in certain investments allowed under the 401(k) Plan as elected by the eligible employee.

Eligible employees become vested in this supplemental benefit upon the earliest of completion of two years of service, attainment of age 65 while an employee, or total and permanent disability. The supplemental benefits are paid in 10 or fewer annual installments or in a lump sum, at the eligible employee's election, following separation from service. Benefit payments made under the Supplemental Plan to “key employees,” as defined under the Internal Revenue Code, on account of their separation from service will be delayed for a minimum of six months following their separation date. Account balances that are equal to less than the annual 401(k) contribution limit ($19,500 in 2020) on the date the eligible employee separates from service are paid in a lump sum without regard to the employee's election.

Certain eligible employees, including the named executive officers, who earn awards under our annual incentive plan are permitted to defer receipt of those awards. These employees may defer receipt of a minimum of 50% and a maximum of 100% of the award pursuant to rules established under our Management Deferred Compensation Plan. Eligible employees, including the named executive officers, may also defer up to 50% of their base salary under the Management Deferred Compensation Plan. At the employee's election, deferrals may be deemed invested in a stock unit account, a directed investment account with certain deemed investments available under the 401(k) Plan or a combination of these investment vehicles. If stock units are elected, dividend equivalents are credited to the units.

At the time of his hiring, Mr. Covey received a grant of restricted stock units to replace the value of certain earned incentives that would have been available to him from his former employer. Pursuant to the terms of this grant, which vested in 2009, Mr. Covey elected to defer receipt of 44,818 shares. He was allocated 44,818 stock units in a deferral account maintained by the Company. The stock units are credited with dividend equivalents and will be settled in shares of company common stock upon his termination of employment.

Potential Payments Upon Termination or Termination Following a Change in Control

Severance Program for Executive Employees. The Severance Program for Executive Employees, or Severance Program, provides severance benefits to our named executive officers and certain other officers and certain executive employees. Benefits are payable under the Severance Program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control.

Termination Other Than in Connection with Change in Control, Retirement, Death or Disability. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program if the named executive officer's employment is terminated in the circumstances described below. No benefits are payable if the termination of service is voluntary or for cause, and a separate set of provisions apply when termination is a result of retirement, death or disability. The following table assumes the termination of employment occurred on December 31, 2020.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Other ($)(5)	Total ($)
Michael J. Covey	930,000	—	—	15,360	20,000	965,360
Jerald W. Richards	412,000	—	—	23,124	20,000	455,124
Eric J. Cremers	617,000	—	—	18,564	20,000	655,564
Thomas J. Temple	389,300	—	—	12,660	20,000	421,960
Michele L. Tyler	360,500	—	—	1,356	20,000	381,856

(1)	The executive officers receive severance benefits pursuant to the Severance Program.

(2)

Under the Annual Incentive Plan, if the executive is not employed by the company on the date of the award payout (February 2021) for reasons other than death, disability or retirement, the annual incentive plan award payout is forfeited.

(3)	Unvested performance shares and restricted stock units will be forfeited outside of a change in control, death, disability or retirement termination.
(4)	The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the Severance Program.

(5)	Reflects estimated amount for reimbursement for up to twelve months of expenses incurred for outplacement services.

Under the Severance Program, basic severance benefits generally are payable to each eligible employee when his or her employment terminates in the following circumstances:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;
•

the subsidiary employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the subsidiary, in a transaction that is also a change in ownership or effective control of PotlatchDeltic Corporation or a change in ownership of a substantial portion of PotlatchDeltic Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program); or

•	separation from service by the employee within 24 months
▪	of a material reduction in his or her authority or responsibility,
▪	of a material reduction in his or her base salary,
▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business,
▪

of a material reduction in his or her benefits under cash or equity-based incentive plans, qualified and nonqualified employee benefit plans, or any employee welfare plan, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees, or

▪	of a material breach by the company of any material, written employment or services agreement.

Upon the occurrence of any of the events described above, (which expressly excludes a termination by the employee outside of the reasons noted above) the following basic severance benefits shown in the above table are payable to the named executive officers:

•	Cash Severance Payment - A cash payment equal to three weeks of the executive officer's base compensation for each full year of service. The minimum cash benefit is twelve months of base salary.
•	Benefits Payment - A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12.
•	Outplacement Services - Reimbursement for up to 12 months of expenses incurred for outplacement services.

Termination of an employee's employment (for reasons other than in connection with a change in control or upon death, disability or retirement) will result in the automatic termination of any unvested performance shares and restricted stock units.

No basic severance benefits are payable under the Severance Program in connection with an eligible employee's termination generally if (1) the employee separates from service on or after his or her normal retirement date, (2) during the two-year period immediately before retirement, the employee is an eligible employee under the Severance Program, and (3) the employee is entitled to benefits under the Retirement Plan, the 401(k) Plan (excluding benefits representing employee contributions) and the Supplemental Plan which, when converted into a straight life annuity, equal at least $44,000 in the aggregate. The Severance Program document also states that no severance benefits will be payable if the eligible employee is receiving long-term or permanent disability benefits under the company's disability income plan.

Termination Following a Change in Control. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program upon a termination of employment in connection with a change in control. Payment of these benefits requires a “double trigger,” or a change in control coupled with an involuntary loss of employment or a voluntary termination of employment for Good Reason (as defined in the Plan document) within one month prior to or two years after the change in control. The following table assumes the termination of employment and a change in control each occurred on December 31, 2020.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Enhancement of Retirement Benefits ($)	Other ($)(5)	Total ($)
Michael J. Covey	6,975,000	1,395,000	5,802,470	15,360	—	20,000	14,207,830
Jerald W. Richards	1,545,000	206,000	1,297,719	23,124	—	20,000	3,091,843
Eric J. Cremers	2,622,300	431,900	3,338,785	18,564	—	20,000	6,431,549
Thomas J. Temple	1,411,200	175,185	1,158,113	12,660	—	20,000	2,777,158
Michele L. Tyler	1,351,900	180,250	512,355	1,356	—	20,000	2,065,861

(1)

Mr. Covey receives a severance benefit equal to three times the sum of his base salary and target annual cash incentive award. The other executive officers receive severance benefits equal to 2.5 times the sum of their respective base salaries and target annual cash incentive awards.

(2)

All executive officers would be entitled to a payment of the pro-rata portion of their target annual cash incentive awards. As the termination event would occur on December 31, 2020 we have shown the full year target annual cash incentive award.

(3)

The Equity Acceleration column is comprised of the realizable value upon acceleration of vesting of unearned performance share awards for the 2019-2021 and 2020-2022 performance periods and acceleration of vesting of restricted stock unit awards, All equity awards have been calculated using the company's closing stock price on December 31, 2020 of $50.02.

(4)	The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the severance program.
(5)	Reflects estimated amount for reimbursement for up to twelve months of expenses incurred for outplacement services.

Under the Severance Program, benefits are payable to each of our named executive officers upon termination following a change in control. Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and us, a change in control of the company generally means the occurrence of any of the following events:

•	Consummation of a merger or consolidation involving the company (excluding any transaction where following such transaction,
▪

all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding shares of common stock of the company and the then outstanding voting securities of the company entitled to vote generally in the election of directors immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of such securities of the successor company, or

▪

no person (other than the successor company or any employee benefit plan sponsored or maintained by the company or any of its subsidiaries or the successor company) beneficially owns, directly or indirectly, 30% or more of such securities (excluding ownership resulting from ownership of such securities immediately prior to the transaction), or

▪

at least a majority of the members of the board of directors of the successor company were members of the Board of Directors at the time of the execution of the initial agreement providing for, or of the action of the Board of Directors to approve, such transaction); or

•

Individuals who as of May 9, 2018 constitute the Board of Directors (or whose later nomination or election to the Board of Directors was approved by at least a majority of such incumbent directors, but excluding any director who was initially nominated as a result of an actual or threatened election contest, solicitation of proxies or consents, or other action by, or on behalf of any person other than the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors subsequent to May 9, 2018; or

•

Any person acquires beneficial ownership of 30% or more of either the outstanding shares of common stock of the company or the outstanding voting securities of the company entitled to vote generally in the election of directors (excluding any acquisition by the company, any employee benefit plan (or related trust) sponsored or maintained by the company, or corporation pursuant to a transaction that would be excluded from the definition of a merger or consolidation noted above); or

•	Consummation of the sale, lease or exchange of all or substantially all of the assets of the company.

Upon a change in control, the performance period for outstanding unvested performance share awards for the 2019-2021 and 2020-2022 performance periods will be deemed concluded on the effective date of the change of control, and target awards of such performance shares plus dividend equivalents will be converted to restricted stock units that vest at the end of the respective performance period.

In addition, other change in control benefits are payable to our named executive officers if, within two years following a change in control, one of the following events occurs:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;
•	separation from service by the employee within 24 months
▪	of a material reduction in his or her authority or responsibility,
▪	of a material reduction in his or her base salary,
▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business,
▪

of a material reduction in his or her benefits under cash or equity-based incentive plans, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees, or

▪	of a material breach by the company of any material, written employment or services agreement.

Upon the occurrence of any of the events described above within two years following a change of control, the following change of control severance benefits are payable to our named executive officers:

•

Cash Severance Payment. A cash benefit equal to the employee's base compensation plus his or her base compensation multiplied by his or her standard bonus percentage, determined as of the date of the change in control or the effective date the employee separates from service, whichever produces the larger amount, multiplied by 3 with respect to our Chief Executive Officer, and 2.5 with respect to all other eligible executive officers;

•

Prorated Annual Incentive Award. A cash bonus under our annual incentive plan for the fiscal year of termination, determined based on the executive officer's target or standard bonus and prorated for the number of months during the fiscal year in which the employee was employed;

•	Benefits Payment. A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12;
•	Outplacement Services. Reimbursement of up to 12 months of expenses incurred for outplacement services;
•

Enhancement of Retirement Benefits. A lump sum cash benefit equal to the value of the unvested portion, if any, of the employee's 401(k) account and the unvested portion of the employee's “401(k) plan supplemental benefit” account under the Supplemental Plan. A lump sum cash benefit equal to the present value of the employee's “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and the Supplemental Plan, respectively, if the employee is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service; and

•

Vesting of Restricted Stock Units. All unvested restricted stock units awarded upon conversion of outstanding performance share awards or awarded at least six months prior to the change in control shall become immediately vested upon the employee's termination.

Benefits Protection Trust Agreement. We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change in control, the Trust will become irrevocable and that within 30 days of the change in control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under the Supplemental Plan; the Management Performance Award Plan and Management Performance Award Plan II (predecessor plans to our current annual incentive plan); the Annual Incentive Plan (our current annual incentive plan); the Severance Program; the Management Deferred Compensation Plan; the Deferred Compensation Plan for Directors; the Deferred Compensation Plan for Directors II;  the Severance Program; and certain agreements between us and certain of our former employees. At least annually after the initial funding of the Trust, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

Potential Payments Upon Termination in Connection with Retirement, Death or Disability. The following table summarizes the value as of December 31, 2020, of annual incentive plan awards, the number and value of performance shares that our named executive officers would be entitled to receive at the end of the applicable performance periods, and the number and value of restricted stock units for which vesting would have been accelerated, assuming the respective officer's employment terminated on December 31, 2020, in connection with death, disability or retirement.

Name	Pro-Rata Annual Bonus ($)(1)	Pro-Rated Number of Shares Issued at End of Performance Period (#)(2)	Value of Performance Shares as of December 31, 2020 ($)	Accelerated Number of RSUs (#)(3)	Value of RSUs as of December 31, 2020 ($)(4)	Total ($)
Michael J. Covey	2,790,000	45,070	2,254,401	14,705	735,544	5,779,946
Jerald W. Richards	412,000	10,046	502,501	3,349	167,517	1,082,018
Eric J. Cremers	863,800	16,353	817,977	16,065	803,571	2,485,348
Thomas J. Temple	350,400	7,910	395,658	2,592	129,652	875,710
Michele L. Tyler	360,500	2,561	128,101	2,033	101,691	590,292

(1)

All executive officers are entitled to a payment of the pro-rata portion of their annual cash incentive award, based on the company's actual performance. As the termination event would occur on December 31, 2020, we have shown the full year actual annual cash incentive award.

(2)

Performance share awards for the 2019-2021 and 2020-2022 performance periods are paid out on a pro-rata basis, based on “actual” performance. Actual performance may range from 0% to 200%. We have illustrated these awards, on a pro rata basis, assuming target performance, as these awards are mid-cycle. The number of shares represented in this column includes dividend equivalents through December 31, 2020.

(3)

The number of restricted stock units, or RSUs, shown in this column reflects the accelerated vesting of RSUs pursuant to the terms of the RSU award grant agreements. The number of shares represented in this column includes dividend equivalents through December 31, 2020. RSUs that vested during 2020 pursuant to the regular vesting schedule for such RSU awards are reflected in the 2020 Stock Vested Table above.

(4)	The amounts shown in this column were calculated using the company's closing stock price on December 31, 2020 of $50.02.

Annual Incentive Plan. Under our annual incentive plan, upon the death, disability or retirement of an employee, the employee or his or her beneficiary or estate, is entitled to a pro rata portion of the employee's target annual cash incentive award.

Long-Term Equity Incentive Plan. If an employee's employment terminates during the performance period because of retirement, disability or death, the employee, or his or her beneficiary, is entitled to a prorated number of the performance shares subject to the award. The prorated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the employee is employed during the performance period to the total number of months in the performance period. The prorated number of performance shares, plus dividend equivalents equal to the cash distributions that would have been paid on the shares earned are paid at the end of the applicable performance period. With respect to restricted stock units, if the employee's employment terminates because of retirement, disability or death, and the vesting of the employee's restricted stock units is to occur in its entirety as of a single date, the employee, or his or her beneficiary, will be entitled to a pro rata portion of the restricted stock units. If the vesting is to occur ratably, such as 20%, 20% and 60% over a three-year period, the employee, or his or her beneficiary, will receive the already vested restricted stock units as well as the next tranche of restricted stock units scheduled to vest.

Equity Compensation Plan Information The following table provides certain information as of December 31, 2020 with respect to our equity compensation plans.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	994,992	—	989,133
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	994,992	—	989,133

(1)The number of performance shares issued, as a percentage of the amount subject to the performance share award, could range from 0% to 200%. The number of performance shares to be issued is 555,291, which is based on estimated performance. Also included are 172,793 RSUs and 266,908 deferred compensation stock equivalent units.

(2)Performance shares and RSUs do not have exercise prices and are therefore not included in the weighted average exercise price calculation.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We recommend a vote FOR this proposal.

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described under the heading “Compensation Discussion and Analysis,” commencing on page 26, our key compensation objectives are to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and align our employees’ interests with those of our stockholders. Our executive compensation programs are designed to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We target our compensation levels to be at, or near, the median compensation paid by other comparable companies in our industry. A significant portion of total compensation for our senior executives is at risk and dependent on the achievement of target levels of performance. In addition, in order to maintain fiscal discipline, incentive compensation includes thresholds and caps. We urge stockholders to read the “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.

We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement by voting “FOR” the following advisory resolution at the Annual Meeting:

RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the related compensation tables, notes and narratives in the company’s proxy statement for the 2021 Annual Meeting of Stockholders.

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Board of Directors has adopted a policy providing for an annual say-on-pay vote until the next required stockholder vote on the frequency of such votes.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Covey, our Chairman and Chief Executive Officer during 2020 (our “CEO” for purposes of the CEO Pay Ratio).

Mr. Covey had 2020 annual total compensation of $6,838,249 as reflected in the Summary Compensation Table included in this Proxy Statement. His annual total compensation was approximately 108.6 times that of our median employee.

	Pay Ratio
	President and CEO ($)	Median Employee ($)
Base Salary	924,615	58,412
Bonus	—	1,000
Stock Awards	2,248,574	—
Non-Equity Incentive Plan Compensation	2,790,000	—
Change in Pension Value and Nonqualified Deferred Compensation Earnings	822,451	—
All Other Compensation	52,608	4,578
TOTAL	6,838,249	62,991

CEO Pay to Median Employee Pay Ratio	108.6	1

We determined the median employee by reviewing the gross income for each company employee maintained in company payroll records for 2020, excluding Mr. Covey, and identifying the median employee.

GENERAL INFORMATION

Stockholder Proposals for 2022

We anticipate that the next Annual Meeting of Stockholders will be held in May of 2022. In order to be considered for inclusion in our 2022 proxy statement, stockholder proposals must comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and must be submitted in writing to: Office of the Corporate Secretary, PotlatchDeltic Corporation, 601 West First Ave., Suite 1600, Spokane, WA 99201. Proposals must be received on or prior to November 30, 2021.

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2022 Annual Meeting of Stockholders (other than a stockholder proposal submitted for inclusion in our 2022 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above not earlier than January 3, 2022 and not later than the close of business on February 2, 2022. Proposals should include the information set forth in our Bylaws. A copy of our Bylaws may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investor Resources,” and then “Corporate Governance.”

Householding Information

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare, P.O. Box 505000, Louisville, Kentucky, 40253 or by calling 866-593-2351. Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank, or other holder of record.

Other Information

We will make available to a stockholder, free of charge, any of the following documents at the stockholder’s request:

Filings with the Securities and Exchange Commission

•	Annual Reports on Form 10-K
•	Quarterly Reports on Form 10-Q
•	Current Reports on Form 8-K
•	Registration Statements
•	Beneficial Ownership Reports for Directors and Executive Officers

Charter Documents

•	Amended and Restated Bylaws
•	Third Restated Certificate of Incorporation

Committee Charters

•	Audit Committee Charter
•	Executive Compensation and Personnel Policies Committee Charter
•	Nominating and Corporate Governance Committee Charter

Governance Documents

•	Corporate Conduct and Ethics Code
•	Corporate Governance Guidelines
•	Director Nomination Policy
•	Audit Committee Pre-Approval Policy

•	Officer Stock Ownership Guidelines
•	Related Person Transactions Policy
•	Audit Committee Hiring Policy
•	Audit Committee Independence and Financial Expert Policy
•	Securities Law Compliance and Insider Trading Policy
•	Director Independence Policy
•	Director Stock Ownership Guidelines
•	Incentive Compensation Recovery Policy

These documents may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” and then “Corporate Governance.” You may also submit a request for printed copies by email to investorinfo@potlatchdeltic.com or by mail to the following address:

PotlatchDeltic Corporation

Attn: Corporate Secretary

601 West First Ave., Suite 1600

Spokane, WA 99201

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated herein or into any of our other filings with the SEC.

Forward-Looking Statements

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,”  “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K and in the company’s other filings with the SEC. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 12, 2021, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. We have worked to offer the same participation opportunities as would be provided at an in-person meeting. You will be able to listen, vote, submit questions and examine our list of our stockholders of record via live webcast from your home or from any remote location that has Internet connectivity.

To be admitted to the Annual Meeting, log onto the virtual meeting platform at www.virtualshareholdermeeting.com/PCH2021, beginning at 8:45 a.m. Pacific Daylight Time on May 3, 2021, and enter your 16-digit Control Number. The Control Number may be found on your proxy card, voting instruction form or notice. Persons without a Control Number may attend the Annual Meeting as guests, but they will not have the option to vote shares, ask questions or examine our list of stockholders of record. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in this proxy statement.

During the Annual Meeting, you may vote by completing a ballot online or ask questions by following the instructions available on www.virtualshareholdermeeting.com/PCH2021. Questions may be submitted through the virtual meeting platform during the Annual Meeting or during the fifteen (15) minutes before commencement of the Annual Meeting. In addition, you may submit questions in advance of the meeting date at www.proxyvote.com after logging in with your Control Number. To allow us to answer questions from as many stockholders as possible, each stockholder will be limited to one question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Types of appropriate questions include questions of general concern to all stockholders, e.g., information about the meeting, the proposals to be voted on, corporate governance and executive compensation. Questions involving personal matters are not pertinent to meeting matters and therefore will not be addressed. If there are any appropriate questions which were not otherwise answered during the meeting, the questions and answers will be posted online and answered on our Investor Relations page of our website at www.potlatchdeltic.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

The Annual Meeting’s Rules of Conduct will be posted on the virtual meeting platform. A replay of the webcast will be available on the Investor Relations page of our website at www.potlatchdeltic.com until May 3, 2022.

The Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting and that they can hear streaming audio prior to the start of the meeting.

If you have any technical difficulties or questions regarding the Annual Meeting website, please call the support team at the numbers listed on the log-on screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investor Relations page of our website at www.potlatchdeltic.com, including information on when the meeting will be reconvened.

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PotlatchDeltic Corporation's 2021 Proxy Statement is printed entirely on SFI-Certified paper. The Proxy Statement is printed on Domtar SFI-Certified paper manufactured using fiber from responsible and legal sources.

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VOTE BY INTERNET    Before The Meeting Date  Go to www.proxyvote.com. Vote by 11:59 P.M. EDT on May 2, 2021 for shares  held directly and by 11:59 P.M. EDT on April 28, 2021 for shares held in a 401(k)  Plan. Have your proxy card in hand when you access the website and follow the  instructions to obtain your records and to create an electronic voting instruction  form. You may also request electronic delivery of information on this website.   During the Meeting or Within Fifteen Minutes Prior to the Meeting   Go to www.virtualshareholdermeeting.com/PCH2021. Have your proxy card in  hand when you access the website and follow the instructions.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual  reports electronically via e-mail or the Internet. To sign up for electronic delivery, please  follow the instructions above to vote using the Internet before the meeting date at www.proxyvote.com and, when prompted, indicate that you agree to receive or access  proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M.  EDT on May 2, 2021 for shares held directly and by 11:59 P.M. EDT on April 28, 2021  for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then  follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  POTLATCHDELTIC CORPORATION   ATTN: CORPORATE SECRETARY  601 WEST FIRST AVE., STE 1600  SPOKANE, WA 99201   D32923-P49109  POTLATCHDELTIC CORPORATION  The Board of Directors recommends you vote FOR the  election of three Directors to serve until the 2024 Annual  Meeting of Stockholders:  1. Election of Directors  For   Against  Abstain   Nominees:  !  !  !   1a. William L. Driscoll  !  !  !   1b. D. Mark Leland  !  !  !   1c. Lenore M. Sullivan  For   Against  Abstain  The Board of Directors recommends you vote FOR  proposals 2 and 3.  !  !  !  2. Ratification of the appointment of KPMG LLP as our  independent auditors for 2021.  !  !  ! 3. Advisory vote to approve executive compensation.  NOTE: In their discretion, the proxies are authorized to vote  on such other matters that may properly come before the  2021 Annual Meeting of Stockholders or any adjournment or  postponement thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.  D32924-P49109 POTLATCHDELTIC CORPORATION  Annual Meeting of Stockholders  May 3, 2021 9:00 A.M. PDT  This proxy is solicited by the Board of Directors  The undersigned stockholder(s) hereby appoint(s) Eric J. Cremers, Jerald W. Richards and Michele L. Tyler, or any  of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent  and to vote all of the shares of Common Stock of POTLATCHDELTIC CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 9:00 A.M. PDT on May 3, 2021, at www.virtualshareholdermeeting.com/PCH2021, as designated on the reverse side of this ballot and in their discretion  upon all other matters that may properly come before such meeting or any adjournment or postponement thereof.   This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side